Exhibit 2.1
EXECUTION COPY

STOCK PURCHASE AGREEMENT
by and among

E-DIALOG, INC.
(a Delaware corporation),
MBS INSIGHT, INC.
(a Delaware corporation),
and
WORLD MARKETING, INC.
(a Nebraska corporation)
dated as of April 30, 2010

i

TABLE OF CONTENTS
(continued)

TABLE OF CONTENTS
(continued)

EXHIBITS

EXHIBITS

Exhibit A	Net Working Capital Calculation
Exhibit B	Form of Escrow Agreement
Exhibit C	Key Employee Offer Letters

STOCK PURCHASE AGREEMENT
This STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of April 30, 2010, by and among e-Dialog, Inc., a Delaware corporation (the “Purchaser”), MBS Insight, Inc., a Delaware corporation (the “Company”), and World Marketing, Inc., a Nebraska corporation and the sole stockholder of the Company (the “Sole Stockholder”).
Background
The Sole Stockholder owns all of the issued and outstanding capital stock of the Company (the “Shares”). The Purchaser desires to purchase from the Sole Stockholder, and the Sole Stockholder desires to sell to the Purchaser, the Shares on the terms and subject to the conditions set forth herein.
Terms and Conditions
NOW, THEREFORE, in consideration of the respective covenants, agreements, representations and warranties herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound hereby, the Parties hereby agree as follows:
1. Definitions
For convenience, certain terms used in more than one part of this Agreement are listed in alphabetical order and defined or referred to below (such terms as well as any other terms defined elsewhere in this Agreement shall be equally applicable to both the singular and plural forms of the terms defined).
“401(k) Plan” is defined in Section 6.6.
“Accounts Receivable” means, as of any specified date, any trade accounts receivable, notes receivable, bid, lease or performance deposits, employee advances and other miscellaneous receivables of the Company.
“Action” is defined in Section 10.5.
“Affiliates” means, with respect to a particular party, Persons controlling, controlled by or under common control with that party, as well as any officers, directors and majority-owned entities of that party and of its other Affiliates. For the purposes of the foregoing, ownership, directly or indirectly, of 20% or more of the voting stock or other equity interest shall be deemed to constitute control.
“Agreement” means this Agreement, including all schedules, annexes and exhibits hereto.
“Assets” means all of the Company’s assets, properties, business, goodwill and rights of every kind and description, real and personal, tangible and intangible, wherever situated, whether or not reflected on the Financial Statements.
“Balance Sheet” is defined in Section 4.8(a).
“Balance Sheet Date” is defined in Section 4.8(a).
“Base Purchase Price” is defined in Section 2.2.

“Business” means the existing and prospective business, operations, facilities and other Assets, financial condition, results of operations, finances, markets, products, competitive position, suppliers, customers and customer relations, and personnel of the Company.
“Business Day” means any calendar day which is not a Saturday, Sunday or public holiday under the Laws of the Commonwealth of Pennsylvania.
“Cap” is defined in Section 10.3(d).
“Charter Documents” means an entity’s certificate or articles of incorporation, formation or organization, certificate defining the rights and preferences of securities, general or limited partnership agreement, bylaws or operating agreement, certificate of limited partnership, joint venture agreement or similar document governing the entity.
“Claim Notice” is defined in Section 10.3(a).
“Claim Response” is defined in Section 10.3(a).
“Closing” is defined in Section 3.1.
“Closing Balance Sheet” is defined in Section 2.5(a).
“Closing Date” is defined in Section 3.1.
“Closing Indebtedness” means the aggregate amount of all Indebtedness of the Company that is outstanding as of the Closing, excluding the Company’s obligations under the capital leases set forth on Section 4.17(b) of the Seller Disclosure Letter, determined immediately prior to giving effect to the Closing.
“Closing Payment” is defined in Section 2.3.
“Closing Time” means 11:59 p.m., Eastern Time, on the Closing Date.
“Closing Working Capital” is defined in Section 2.5(a).
“COBRA” means the Consolidated Omnibus Budget Reconciliation Act
“Code” means the U.S. Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.
“Company” is defined in the Preamble.
“Company Domain Name” means all Domain Names that are used in the Business.
“Company Intellectual Property” means, collectively, the Owned Intellectual Property and the Licensed Intellectual Property.
“Company Software” means Software that is Owned Intellectual Property.
“Company Web Sites” is defined in Section 4.16(r).

“Confidential Information” means any information of a party, including a list, compilation, method, technique or process that derives independent economic value, actual or potential, from not being generally known to the public or to other Persons who can obtain economic value from its disclosure or use.
“Contingent Claim” is defined in Section 10.9.
“Contract” means any written or oral contract, agreement, lease, plan, instrument or other document, commitment, arrangement, undertaking, practice or authorization that is or may be binding on any Person or its property under applicable Law.
“Copyrights” means any copyrights and registrations and applications therefor (on both published and unpublished works throughout the world), together with all renewals, extensions, translations, adaptations, derivative works, compilations and combinations thereof.
“Court Order” means any judgment, decree, injunction, order, ruling, writ, citation or award of any nature of any Governmental Body or other authority that is binding on any Person or its property under applicable Law.
“Customer Contracts” means all Contracts which provide for the performance of services by the Company for any of its customers.
“Damages” is defined in Section 10.1(a).
“Deductible Amount” is defined in Section 10.3(d).
“Default” means (a) a breach, default or violation, (b) the occurrence of an event that with or without the passage of time or the giving of notice, or both, could constitute a breach, default or violation or (c) with respect to any Contract, the occurrence of an event that with or without the passage of time or the giving of notice, or both, could give rise to a right of termination, renegotiation, acceleration or a right to receive damages or a payment of penalties.
“Domain Name” means any domain name, URL or other address for use on the Internet or any other computer network or communication system.
“Environmental Laws” means all Laws, policies, guidance documents, Court Orders and Contracts with any Governmental Body related to protection of the environment, natural resources, safety or health or the handling, use, recycle, generation, treatment, storage, transportation or disposal of hazardous materials, and any common law cause of action relating to the environment, natural resources, safety, health or the management of or exposure to hazardous materials.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and all regulations and rules promulgated thereunder, or any successor Law.
“ERISA Affiliate” means any Person that, together with the Company, is or was at any time treated as a single employer under Section 414 of the Code or Section 4001 of ERISA, and any general partner of which the Company is or has been a general partner.
“Escrow Agent” is defined in Section 2.4(b).
“Escrow Agreement” is defined in Section 2.4(b).

“Escrow Amount” means $2.7 Million.
“Escrow Funds” is defined in Section 2.4(b).
“Excepted Representations” is defined in Section 10.3(d).
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Expiration Date” is defined in Section 10.4.
“Final Purchase Price” is defined in Section 2.5(b).
“Financial Statements” is defined in Section 4.8(a).
“Financial Statement Audit” is defined in Section 6.8.
“FTP Site” means the file transfer protocol site located at ftp://ctech.petskyprunier.com/ that has been established and maintained by Petsky on behalf of the Seller Parties and to which (a) diligence materials have been posted, and (b) the Purchaser and its representatives have been granted access prior to the date hereof.
“GAAP” means U.S. generally accepted accounting principles, consistently applied.
“Governmental Body” means any (a) state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature within the United States, or any political subdivision thereof, (b) federal, state, local, municipal or other government body within the United States or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, regulatory body or other entity and any court, arbitrator or other tribunal).
“Governmental Permits” means any permits, licenses, registrations, certificates of occupancy, approvals, privileges or other authorizations of any nature whatsoever, granted, approved or allowed by any Governmental Body.
“HIPAA” means the Health Insurance Portability and Accountability Act
“Inception Date” means the date of incorporation of the Company, which is June 21, 2002.
“Income Taxes” means any United States federal, state, local or foreign tax, charge, levy or other assessment which is imposed on or determined with reference to (a) gross or net income or profits (including capital gains, gross receipts or minimum tax, but not including sales or use, rental, value added, property (tangible or intangible), excise, stamp or telecommunication taxes) or (b) multiple bases, including corporate franchise, gross receipts, net worth, privilege, doing business or occupation taxes, if one of the bases is listed in clause (a), together with any interest (including look-back interest reported pursuant to Treasury Regulation Section 1.460-6(f)(2)) and penalties, fines, additions to tax or additional amounts imposed by any Tax Authority.

“Indebtedness” as applied to any Person means (without duplication) all indebtedness of such Person for borrowed money, whether current or funded, or secured or unsecured, including (a) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or debt securities, (b) all indebtedness of such Person created or arising under any conditional sale or other title retention Contract with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such Contract in the event of Default are limited to repossession or sale of such property), (c) all indebtedness of such Person secured by a mortgage or other Lien to secure all or part of the purchase price of the property subject to such Lien, (d) any obligations to pay the deferred purchase price of property or services, except trade accounts payable and other current Liabilities arising in the ordinary course of business, (e) all obligations under capital leases and those arrangements which should have been recorded as capital leases in respect of which such Person is liable as lessee, (f) any Liability of such Person in respect of banker’s acceptances or letters of credit, (g) all interest, fees, prepayment premiums and other expenses owed with respect to the indebtedness referred to above, and (h) all indebtedness referred to above which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.
“Indemnified Party” is defined in Section 10.3(a).
“Indemnified Purchaser Party” is defined in Section 10.1.
“Indemnified Seller Party” is defined in Section 10.2.
“Indemnitor” is defined in Section 10.3(a).
“Independent Auditors” is defined in Section 2.5(b).
“Intellectual Property” means all (a) Patents, (b) Trademarks, (c) Copyrights, (d) Domain Names, web pages, website and website content, (e) works of authorship, publications, documentation, website content, rights in fonts and typefaces, and database rights, (f) rights of publicity, rights of privacy, royal warrants and moral rights, (g) Trade Secrets, (h) Software, (i) other intellectual property or similar corresponding or equivalent right to any of the foregoing or other proprietary or Contract right relating to any of the foregoing (including remedies against infringements thereof and rights of protection of interest therein under the Laws of all jurisdictions) and (j) copies and tangible embodiments thereof, in each case whether or not the same are in existence as of the date of this Agreement or developed after such date and in any jurisdiction throughout the world.
“IRS” means the U.S. Internal Revenue Service.
“Key Employees” means each of Lissa Napolillo, Philip Carroll and Andrea Miskovsky.
“Knowledge,” “to the knowledge of,” or phrases of similar import, with respect to an individual, means an individual shall be deemed to have knowledge of a particular fact or other matter if that individual is actually aware of that fact or matter, or could reasonably be expected to become aware of such fact or matter in the performance of his or her duties to the Company in the ordinary course.
With respect to a Person, other than an individual, “knowledge,” or phrases of similar import, means a Person shall be deemed to have knowledge of a particular fact or other matter if any individual who is serving as a director, officer, partner, executor or trustee of that Person (or in any similar capacity) has Knowledge of that fact or other matter (as set forth above); provided, that with respect to the Sole Stockholder or the Company, “knowledge,” or phrases of similar import, means the Sole Stockholder or the Company, as the case may be, shall be deemed to have knowledge of a particular fact or other matter if any Key Employee has Knowledge of that fact or other matter (as set forth above).

“Law” means any provision of any constitution, statute, law, treaty, ordinance, regulation, charter order, code, rule or guideline of any Governmental Body, including those covering environmental, energy, safety, health, transportation, bribery, record keeping, zoning, antidiscrimination, antitrust, wage and hour, and price and wage control matters, as well as any applicable principle of common law.
“Liability” means any direct or indirect liability, indebtedness, obligation, expense, debt, claim, loss, damage, deficiency, guaranty or endorsement of any nature, of or by any Person, whether absolute or contingent, known or unknown, secured or unsecured, recourse or non-recourse, filed or unfiled, accrued or unaccrued, due or to become due, or liquidated or unliquidated.
“Licensed Intellectual Property” means all Intellectual Property that any Person other than the Company owns and that the Company is permitted to use in the operation of the Business, whether or not currently used by the Company.
“Liens” means any lien, mortgage, security interest, pledge, restriction on transferability, defect of title or other claim, charge or encumbrance of any nature whatsoever on any property or property interest, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.
“Liquidated Claim Notice” is defined in Section 10.3(a).
“Litigation” means any lawsuit, action, arbitration, administrative, quasi-administrative or other proceeding, or any criminal prosecution or investigation or inquiry by or before any Governmental Body.
“Material Adverse Effect” means a material adverse effect on the Company, the Business, the Assets, or any of the financial condition, results of operations, products, customers or customer relations of the Company, other than: (a) any economic, legal, political, industry condition or effect that affects the U.S. economy as a whole or affects the Company’s industry on an industry-wide basis, and in each case not specifically or uniquely relating to the Company, or (b) any effect arising from or as a result of any natural disaster, national emergency, war or act of terrorism, in each case where such effect did not disproportionately affect the Company relative to similarly situated companies within the industry in which the Company operates.
“Negative Adjustment” is defined in Section 2.5(c)(iii).
“Net Working Capital” means the working capital of the Company which is the sum of (a) Accounts Receivable (net of any reserves), (b) prepaid expenses, (c) cash and cash equivalents (to the extent not distributed to Sole Stockholder prior to Closing), and (d) other current assets (excluding any deferred Tax assets and Tax assets of the Sole Stockholder), minus the sum of (x) accounts payable, (y) accrued expenses and (z) other current Liabilities that are specifically set forth on Exhibit A excluding Indebtedness and Liabilities for Income Taxes of the Sole Stockholder.
“Non-Disclosure Agreement” means the Mutual Non-Disclosure Agreement dated August 12, 2008 by and between the Purchaser and the Company.
“Officer’s Certificate” is defined in Section 8.3.
“Open Source Software” means any Software that contains, or is derived in any manner (in whole or in part) from, any Software that is distributed as free software, open source software or similar licensing or distribution models, including Software licensed or distributed under any licenses or distribution models similar to GNU’s General Public License or Lesser/Library General Public License or any other open source license listed by the Open Source Initiative at http://www.opensource.org/licenses/alphabetical.

“Ordinary course” or “ordinary course of business” means, with respect to an action taken by any Person, an action that (a) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person, (b) does not require authorization by the board of directors or stockholders of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature, and (c) is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal, day-to-day operations of other Persons that are in the same line of business as such Person.
“Owned Intellectual Property” means all Intellectual Property owned, or purported to be owned, by the Company.
“Party” means any party hereto.
“Patent” means any patents (including utility and design patents), patent applications, Patent Cooperation Treaty filings, patent disclosures and all related extensions, continuations, continuations-in-part, divisions, reissues, and reexaminations, utility models, certificates of invention and design patents, and all renewals and extensions thereof.
“Permitted Liens” means (a) liens for Taxes, assessments or similar charges not yet due and payable, (b) liens of mechanics, materialmen, warehousemen, carriers, or other like liens securing obligations incurred in the ordinary course of the Business, (c) easements, rights of way, claims, objections, defects, reservations, consents, tenancies, licenses and the like affecting any Real Property, in each case of record and visible upon a physical inspection of the Real Property, (d) liens, encumbrances, restrictions, and adverse claims of any nature whatsoever which are not material in amount and which do not adversely affect the Company’s use or enjoyment of the property subject thereto and (e) any other liens, encumbrances, restrictions, and adverse claims of any nature whatsoever which are set forth on Section 4.13 of the Seller Disclosure Letter.
“Person” means any natural person, corporation, limited liability company, partnership, proprietorship, association, joint venture, trust or other legal entity.
“Petsky” means Petsky Prunier LLC.
“Plans” means any (a) “employee benefit plan” as defined in Section 3(3) of ERISA, including any (i) nonqualified deferred compensation or retirement plan or pension plan or arrangement which is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA), (ii) qualified defined contribution retirement plan or arrangement which is an employee pension benefit plan, (iii) qualified defined benefit retirement plan or arrangement which is an employee pension benefit plan (including any “multiemployer plan” (as defined in Section 3(37) of ERISA), or (iv) “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) or material fringe benefit plan or program, or (b) stock purchase, stock option, severance pay, employment, change-in-control, vacation pay, company awards, salary continuation, sick leave, excess benefit, bonus or other incentive compensation, life insurance, or other employee benefit plan, contract, program, policy or other arrangement, whether or not subject to ERISA, sponsored, maintained or contributed to or required to be contributed to by the Company or any ERISA Affiliate, for the benefit of any current or former employee; leased employee; director; officer; stockholder; member or independent contractor of the Company or any ERISA Affiliate. In the case of an employee benefit pension plan funded through a trust described in Section 401(a) of the Code or an organization described in Section 501(c) of the Code, or any other funding vehicle, each reference to such employee benefit plan shall include a reference to such trust, organization or vehicle.

“Positive Adjustment” is defined in Section 2.5(c)(ii).
“Post-Closing Period” means any taxable period or portion thereof beginning after the Closing Time.
“Pre-Closing Period” means any taxable period or portion thereof that is not a Post-Closing Period.
“Prime Rate” means the prime lending rate as reported in The Wall Street Journal, Eastern Edition, from time to time as the base rate on corporate loans.
“Purchase Price” is defined in Section 2.2.
“Purchaser” is defined in the Preamble.
“Purchaser Closing Calculations” is defined in Section 2.5(a).
“Purchaser Officer’s Certificate” is defined in Section 9.2.
“Qualified Plan” is defined in Section 4.23(c).
“Real Estate Lease” is defined in Section 4.15.
“Real Property” means all rights and interests in or to real property (including any real estate, land, building, condominium, town house or other real property of any nature), including all shares or stock or other ownership interests in cooperative or condominium associations, fee estates, leaseholds and subleaseholds, purchase options, easements, licenses, privileges, hereditaments, appurtenances thereto, rights to access and rights of way, easement or prescriptive right and all structures, owned by the Company or used in the operation of the Business, together with any additions thereto or replacements thereof.
“Registered Intellectual Property” means all Owned Intellectual Property, or Licensed Intellectual Property that is exclusively licensed to the Company, which is subject to registrations, applications for registration, or other filings with or issuances by any Governmental Body.
“Released Claims” is defined in Article 16.
“Released Parties” is defined in Article 16.
“Releasors” is defined in Article 16.
“Relevant Group” means the affiliated group of corporations of which the Omaha World-Herald Company is the common parent within the meaning of Section 1504 of the Code.
“Relevant Group Member” means any direct or indirect Affiliate of Omaha World-Herald Company included in the Relevant Group.
“Required Consents” is defined in Section 4.5.

“Response Period” is defined in Section 10.3(a).
“Restricted Party” is defined in Section 7.2.
“Restricted Period” is defined in Section 7.2.
“Restricted Territory” is defined in Section 7.2.
“SEC” means the U.S. Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Seller Disclosure Letter” is defined in Article 4.
“Seller Parties” means the Company and the Sole Stockholder.
“Shares” is defined in the Background.
“Software” means any computer program, operating system, applications system, firmware or software of any nature, whether operational, under development or inactive including all executable code, object code, source code, comment code, algorithms, menu structures or arrangements, icons, operational instructions, scripts, commands, syntax, screen designs, reports, designs, concepts, technical manuals, test scripts, user manuals and other documentation therefore, whether in machine-readable form, programming language or any other language or symbols, and whether stored, encoded, recorded or written on disk, tape, film, memory device, paper or other media of any nature and all data bases (other than data supplied by customers) necessary or appropriate to operate any such computer program, operating system, applications system, firmware or software.
“Sole Stockholder” is defined in the Preamble.
“Target Working Capital” means Net Working Capital of $1.5 Million.
“Tax Authority” shall mean any U.S. federal, state, local, non-U.S. or other Governmental Body having jurisdiction over Taxes.
“Tax Returns” means all reports, returns, statements (including estimated reports, returns, schedules or statements) and other similar filings required to be filed by a party with respect to any Taxes.
“Taxes” means all taxes, duties, charges, fees, levies, registrations or other assessment imposed by any Tax Authority, including income, gross receipts, value-added, excise, withholding, personal property, real estate, sale, use, ad valorem, license, lease, service, severance, stamp, transfer, payroll, employment, customs, duties, alternative, add-on minimum, estimated and franchise taxes (including any interest, penalties or additions attributable to or imposed on or with respect to any such assessment) and including any Liability for the payment of the foregoing obligations of another Person as a result of (a) being or having been a member of an affiliated, consolidated, combined, unitary or aggregate group of corporations, (b) being or having been a party to any tax sharing agreement or any express or implied obligation to indemnify any Person for taxes, or (c) being or having been a transferee, successor, or otherwise assuming the obligations of another Person to pay the foregoing amounts.

“Trademarks” means anything that indicates the source of the Company’s products or services including trademarks, service marks, trade dress, brand names, certification marks, logos, slogans, rights in designs, industrial designs, corporate names, trade names, business names, geographic indications and other designations of source, origin, sponsorship, endorsement or certification, together with the goodwill associated with any of the foregoing, in each case whether registered or unregistered, and all applications and registrations therefor and any renewals or extensions thereof.
“Trade Secrets” means any know-how, trade secrets, confidential and proprietary information, concepts, ideas, knowledge, rights in research and development, financial, marketing and business data, pricing and cost information, plans (including business and marketing plans), algorithms, formulae, inventions, processes, techniques, technical data, designs, drawings (including engineering and Auto-CAD drawings), specifications, databases, blue prints, and customer and supplier lists and information, in each case not generally available to, or known by, the public, whether patentable or not and whether or not reduced to practice.
“Transaction Documents” means this Agreement, the Escrow Agreement and any other certificate, instrument, Contract or document required to be delivered pursuant to the terms hereof.
“Transaction Expenses” means those expenses incurred by the Sole Stockholder or the Company relating to the Transactions, including legal, investment banking and accounting fees and expenses relating to environmental reports or lien searches.
“Transactions” means the sale and purchase of the Shares, by the Sole Stockholder to the Purchaser, as described herein and the other transactions contemplated by the Transaction Documents.
“Unliquidated Claim” is defined in Section 10.3(a).
“U.S.” means the United States of America.
“Web” is defined in Section 4.16(s).
“Written Resignations” is defined in Section 3.2(a)(iii).
2. Sale and Purchase of the Shares; Purchase Price.
2.1 Sale and Purchase of the Shares. At the Closing, and upon all of the terms and subject to all of the conditions of this Agreement, the Sole Stockholder hereby sells, assigns, conveys, and delivers to the Purchaser, and the Purchaser purchases and accepts from the Sole Stockholder, the Shares, free and clear of all Liens.
2.2 Purchase Price. The purchase price for the Shares (the “Purchase Price”), which shall be paid in accordance with Section 2.4 and subject to adjustment in accordance with Section 2.5, shall be equal to the sum of (a) $22.5 Million (the “Base Purchase Price”), minus (b) the Closing Indebtedness.
2.3 Estimated Closing Purchase Price.
(a) At least three Business Days prior to the Closing, the Sole Stockholder shall deliver to the Purchaser:
(i) a balance sheet (the “Estimated Balance Sheet”) which shall (i) set forth the Sole Stockholder’s good faith projection of the balance sheet of the Company as of immediately prior to the Closing Time, and (ii) be prepared in accordance with GAAP and the working capital methodology attached as Exhibit A hereto;

(ii) a calculation of the Sole Stockholder’s good faith estimate of the Net Working Capital as of immediately prior to the Closing Time based on the Estimated Balance Sheet (the “Estimated Working Capital”); and
(iii) a statement of the Sole Stockholder’s good faith estimate of the Closing Indebtedness.
(b) For purposes of Closing, the Purchase Price to be paid at Closing (the “Closing Payment”) shall be equal to the Base Purchase Price minus Closing Indebtedness, based on the Sole Stockholder’s estimates provided in accordance with Section 2.3(a). The Closing Payment will be increased or decreased, as the case may be, on a dollar-for-dollar basis to the extent that the Estimated Working Capital is greater than or less than, respectively, the Target Working Capital.
2.4 Payment of Purchase Price.
(a) At the Closing, the Purchaser shall deliver to the Sole Stockholder an amount equal to the Closing Payment (as adjusted pursuant to Section 2.3(b)) minus the Escrow Amount.
(b) At the Closing, Purchaser shall deposit the Escrow Amount with The Bank of New York Mellon (the “Escrow Agent”) as escrow agent under the escrow agreement (the “Escrow Agreement”), substantially in the form of Exhibit B hereto, to be entered into at the Closing by Purchaser, the Sole Stockholder and the Escrow Agent. At any time, the amount of cash held by the Escrow Agent related to the Escrow Amount shall constitute the “Escrow Funds.” The Escrow Agreement sets forth the terms upon which disbursements shall be made by the Escrow Agent.
(c) Such payments shall be made by wire transfer of immediately available funds to accounts designated by the Sole Stockholder and the Escrow Agent in writing to the Purchaser at least two Business Days prior to the Closing Date.
2.5 Purchase Price Adjustment.
(a) Within 60 days following the Closing Date, the Purchaser shall prepare and deliver to the Sole Stockholder:
(i) a balance sheet (the “Closing Balance Sheet”), which shall (i) set forth the actual balance sheet of the Company as of immediately prior to the Closing Time, and (ii) be prepared in accordance with GAAP and the working capital methodology attached as Exhibit A hereto;
(ii) a calculation of the actual Net Working Capital as of immediately prior to the Closing Time based on the Closing Balance Sheet (the “Closing Working Capital”); and
(iii) a recalculation of the amount of the Purchase Price (the “Final Purchase Price” and, together with the Closing Balance Sheet and the Closing Working Capital, the “Purchaser Closing Calculations”), which amount shall equal the Base Purchase Price minus the Closing Indebtedness as calculated by the Purchaser.

(b) The Purchaser Closing Calculations shall become final and binding upon the Parties unless, within 30 days following Purchaser’s submission of the Purchaser Closing Calculations to the Sole Stockholder, the Sole Stockholder notifies the Purchaser of its objection thereto in writing, which objection may only be that the Purchaser Closing Calculations were not properly calculated or prepared in accordance with this Section 2.5 (or for clear error or mistake, or willful misrepresentation). If the Sole Stockholder so notifies the Purchaser of any objection to the Purchaser Closing Calculations, the Sole Stockholder and the Purchaser shall negotiate in good faith to resolve any differences. If, within 30 days following the receipt of such notice by the Purchaser, any of such differences have not been resolved, the Parties shall submit the dispute to RSM McGladrey (the “Independent Auditors”), and the Independent Auditors’ opinion thereon and the resulting Purchaser Closing Calculations based thereon shall be final, binding and not subject to any appeal (except for clear error or mistake, or willful misrepresentation). The fees and expenses of the Independent Auditors in connection with any such resolution shall be paid by the party that does not prevail in the dispute (as finally determined by the Independent Auditors). With respect to any such fees and expenses for which the Sole Stockholder is responsible, such portion shall be paid out of the Escrow Funds.
(c) Within 30 days following the final determination of the Closing Balance Sheet:
(i) If the Final Purchase Price is less than the Closing Payment, then the Sole Stockholder shall be liable to the Purchaser for the amount of such deficiency. If the Closing Working Capital is less than the Estimated Working Capital, then the Sole Stockholder shall be liable to the Purchaser for the amount of such deficiency. If the Final Purchase Price is greater than the Closing Payment, then the Purchaser shall be liable to the Sole Stockholder for the amount of such excess. If the Closing Working Capital is greater than the Estimated Working Capital, then the Purchaser shall be liable to the Sole Stockholder for the amount of such excess.
(ii) If the net effect of the obligations described in Section 2.5(c)(i) results in a payment to the Sole Stockholder (a “Positive Adjustment”), then, on the seventh Business Day following such determination, the Purchaser shall pay the amount of such Positive Adjustment to the Sole Stockholder by wire transfer of immediately available funds to the account or accounts designated by the Sole Stockholder.
(iii) If the net effect of the obligations described in Section 2.5(c)(i) results in a payment to the Purchaser (a “Negative Adjustment”), the amount of such payment shall be promptly paid to the Purchaser out of the Escrow Funds and the Sole Stockholder and the Purchaser shall deliver joint written instructions to the Escrow Agent directing that the amount of the Negative Adjustment be paid to the Purchaser by wire transfer from the Escrow Funds.
(d) Nothing in this Section 2.5 shall preclude any Party from exercising, or shall adversely affect or otherwise limit in any respect the exercise of, any right or remedy available to it hereunder, but neither the Purchaser nor the Sole Stockholder shall have any right to dispute the Closing Balance Sheet or any portion thereof once it has been finally determined in accordance with this Section 2.5 (except for clear error or mistake, or willful misrepresentation). The rights and obligations of the Parties under this Section 2.5 are independent of and in addition to the indemnity provisions of Article 10.
3. Closing.
3.1 Location; Date. The closing for the Transactions (the “Closing”) shall be held at the offices of Morgan, Lewis & Bockius LLP, 1701 Market Street, Philadelphia, Pennsylvania 19103, at 9:00 a.m. (local time) on a date which shall be no later than three Business Days after satisfaction or waiver of the conditions set forth in Articles 8 and 9 or at such other date and place as may be mutually agreed upon by the Parties (the “Closing Date”), but shall be effective for tax and accounting purposes at the Closing Time.

3.2 Deliveries. At the Closing and as a condition to Closing:
(a) The Sole Stockholder shall have delivered to the Purchaser:
(i) any certificates for the Shares in negotiable form free and clear of all Liens, transfer and stamp tax obligations, duly endorsed in blank, or with separate stock transfer powers attached thereto and signed in blank;
(ii) all of the Required Consents;
(iii) written resignations of each director and officer of the Company (the “Written Resignations”);
(iv) payoff letters relating to the Closing Indebtedness, if any;
(v) the Officer’s Certificate;
(vi) duly executed counterparts to the Transaction Documents by each Seller Party;
(vii) a certificate of the Secretary of each Seller Party, duly executed, dated the Closing Date, as to the incumbency of each officer of such Seller Party executing a Transaction Document or any document related thereto, attaching and certifying to the Charter Documents of such Seller Party, all of the resolutions adopted by the board of directors of such Seller Party authorizing the execution and delivery of the Transaction Documents and the performance by such Seller Party of its obligations thereunder, and a good standing certificate issued by the Secretary of the jurisdiction in which such Seller Party was incorporated;
(viii) evidence reasonably satisfactory to the Purchaser that all account control agreements with respect to the Company’s bank accounts have been terminated and that all related sweeping of such accounts will cease effective as of the Closing; and
(ix) such other documents, instruments, cross-receipts, certificates and Contracts as may be reasonably required by the Purchaser to consummate and give effect to the Transactions.
(b) The Purchaser shall deliver to the Sole Stockholder:
(i) the Closing Payment;
(ii) the Purchaser Officer’s Certificate;
(iii) duly executed counterparts to the Transaction Documents; and
(iv) such other documents, instruments, cross-receipts, certificates and Contracts as may be reasonably required by the Company or the Sole Stockholder to consummate and give effect to the Transactions.
(c) Each of the Key Employees shall, unless deceased or disabled prior to the Closing (i) be an employee of the Company, (ii) not have given notice of his or her intent to terminate his or her employment with the Company, and (iii) have delivered duly executed offer letters, in each case in the form attached hereto as Exhibit C.

3.3 Termination.
(a) This Agreement may be terminated on or prior to the Closing Date only as follows:
(i) by mutual written consent of the Purchaser and the Sole Stockholder;
(ii) at the election of either the Purchaser or the Sole Stockholder, if the Closing Date shall not have occurred on or before 5:00 p.m. (Eastern Time) on May 31, 2010; provided that no Party shall be entitled to terminate this Agreement pursuant to this Section 3.3(a)(ii) if such Party’s failure to fulfill any obligation under this Agreement has been the primary cause of the failure of the Closing to occur on or before such date;
(iii) by either the Purchaser or the Sole Stockholder if a court of competent jurisdiction shall have issued an order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the Transactions, and such order, decree or ruling shall have become final and nonappealable;
(iv) by the Purchaser if the Purchaser is not in material breach of its obligations under this Agreement and there has been a material breach of any representation, warranty, covenant, or agreement of a Seller Party contained in this Agreement such that the conditions set forth in Section 8.3 would not be satisfied and such breach has not been cured within 15 calendar days after written notice thereof to the Seller Parties; or
(v) by the Sole Stockholder if the Seller Parties are not in material breach of their obligations under this Agreement and there has been a material breach of any representation, warranty, covenant, or agreement of the Purchaser contained in this Agreement such that the conditions set forth in Section 9.2 would not be satisfied and such breach has not been cured within 15 calendar days after written notice thereof to the Purchaser.
(b) The termination of this Agreement by the Purchaser shall be effectuated by the delivery by the Purchaser to the Sole Stockholder of a written notice of such termination. The termination of this Agreement by the Sole Stockholder shall be effectuated by the delivery by the Sole Stockholder to the Purchaser of a written notice of such termination.
(c) In the event that this Agreement shall be terminated pursuant to this Section 3.3, all obligations of the Parties hereto under this Agreement shall terminate and there shall be no Liability of any Party to any other Party except (i) as set forth in this Section 3.3 and Section 13(a), (ii) if a Party has exercised its right to terminate this Agreement due to the material breach of any representation, warranty, covenant or agreement by another Party, then such breaching Party’s indemnification obligations under Article 10 shall survive with respect to any such breaches, and (iii) for each Party’s confidentiality obligations hereunder and under the Non-Disclosure Agreement.
4. Representations and Warranties of the Sole Stockholder. The Sole Stockholder hereby represents and warrants to the Purchaser as of the date hereof and as of the Closing Date that the statements contained in this Article 4 are true and correct, except as set forth in the disclosure letter dated and delivered as of the date hereof by the Sole Stockholder to the Purchaser (the “Seller Disclosure Letter”), which is attached to this Agreement and is designated therein as the Seller Disclosure Letter. The Seller Disclosure Letter shall be arranged in sections corresponding to each Section of this Article 4; provided, however, that any facts, items or exceptions disclosed in any section of the Seller Disclosure Letter shall be deemed to be disclosed in such other sections of the Seller Disclosure Letter if the applicability of such facts, items or exceptions to such other sections would be reasonably apparent from the relevant facts disclosed and the context in which such disclosure has been made.

4.1 Organization and Standing. The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware, having the necessary power and authority to carry on the Business as it has been and is now being conducted and to own, lease, license and operate the Assets owned, leased, licensed or operated by it. The Company is duly qualified or licensed to do business and is in good standing or licensed in every jurisdiction in which the Business or the character of the Assets requires such qualification or license, all of which jurisdictions are disclosed in Section 4.1 of the Seller Disclosure Letter, except where the failure to qualify or become licensed to do business has not had, or would not reasonably be expected to have, a Material Adverse Effect. Neither the Sole Stockholder nor the Company is in default under its Charter Documents. Except as set forth in Section 4.1 of the Seller Disclosure Letter, the Company does not and has never conducted business or operations, or held assets, in any jurisdiction outside of the United States.
4.2 Capitalization and Ownership. The Company’s authorized capital stock consists of 10,000 shares of common stock, par value $1.00 per share, of which 1,000 shares are issued and outstanding. All of the Shares are owned of record and beneficially by the Sole Stockholder, free and clear of any Liens. Upon transfer of the Shares to the Purchaser in accordance with the terms of Article 2 of this Agreement, the Purchaser will receive valid title to the Shares, free and clear of any Liens. All of the Shares have been duly authorized and validly issued, are fully paid and nonassessable, were not issued in violation of the terms of any Contract binding upon any Seller Party, and were issued in compliance with all applicable Charter Documents of the Company and all applicable federal and state securities or “blue sky” Laws. No equity securities of the Company, other than the Shares, are issued or outstanding. There are not any preemptive rights or rights of first refusal with respect to the issuance of the Shares. There are no (a) existing Contracts, subscriptions, options, “phantom” stock rights, stock appreciation rights, warrants, calls, commitments or rights of any character to purchase or otherwise acquire from any Seller Party at any time, or upon the happening of any stated event, any capital stock or other securities of the Company, whether or not presently issued or outstanding, (b) outstanding securities of the Company that are convertible into or exchangeable for capital stock or other securities of the Company, or (c) existing Contracts, subscriptions, options, warrants, calls or rights to purchase or otherwise acquire from the Company any such convertible or exchangeable securities.
4.3 Subsidiaries. The Company has no subsidiaries and has no stock or other equity or ownership interest (whether controlling or not) in any corporation, association, partnership, joint venture, trust or other Person.
4.4 Authority and Binding Effect. Each Seller Party has the necessary power and authority to execute and deliver this Agreement and the other Transaction Documents to be executed or delivered by it and perform its obligations hereunder and thereunder and, except as set forth in Section 4.4 of the Seller Disclosure Letter, has taken all actions necessary to secure all approvals required in connection therewith. The execution, delivery and performance of this Agreement and the consummation of the Transactions by each Seller Party has been duly authorized by all necessary corporate action. Neither the execution and delivery of this Agreement or any other Transaction Document, nor the consummation or performance of the Transactions, will result in a Default under the Charter Documents of the Seller Parties. This Agreement and the other Transaction Documents each constitutes the legal, valid and binding obligation of each Seller Party enforceable against it in accordance with their respective terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally, and (b) the availability of injunctive relief and other equitable remedies.

4.5 Validity of the Transactions. Except for any notices, filings, approvals or consents specified in Section 4.5 of the Seller Disclosure Letter (the “Required Consents”), neither the execution and delivery of any Transaction Document by any Seller Party, nor the consummation or performance of any of the Transactions by any Seller Party, will or could reasonably be expected to (a) result in a Default, or require consent, notification or approval of any party, under (i) any Law or Court Order which is applicable to any Seller Party, (ii) any Contract (including any Customer Contract) relating to the Business or the Assets or to or by which any Seller Party is a party or otherwise bound or affected or (iii) any Governmental Permit, or (b) require any Seller Party to notify or obtain the consent of any Governmental Body or obtain any Governmental Permits.
4.6 Intentionally Omitted.
4.7 Third-Party Options. There are no existing Contracts with, options or rights granted to, any third party to acquire the Company, any of the Assets (other than in connection with the sale of inventory in the ordinary course of business) or any interest therein or in the Business.
4.8 Financial Statements; Books of Account.
(a) Section 4.8(a) of the Seller Disclosure Letter contains correct and complete copies of compiled balance sheets of the Company as of December 30, 2007, December 28, 2008 and December 27, 2009 and as of March 31, 2010 (the “Balance Sheet Date”) and compiled statements of income and retained earnings, stockholders’ equity and cash flow for the 12-month and three-month periods then ended (the “Financial Statements”), and no changes to the Financial Statements have been made since that date. Except as described in Section 4.8(a) of the Seller Disclosure Letter, the Financial Statements are true, complete and correct in all material respects, have been prepared in accordance with GAAP and, subject to any qualifications set forth in the applicable notes and schedules, fairly present in all material respects the financial position and results of operations of the Company at the dates and for the periods covered. Except as described in Section 4.8(a) of the Seller Disclosure Letter, all Liabilities of the Company at the Balance Sheet Date required to be reflected or reserved for by GAAP are fully reflected or reserved for in the balance sheet of the Company as of the Balance Sheet Date (the “Balance Sheet”).
(b) Except as described in Section 4.8(b) of the Seller Disclosure Letter, the Company makes and keeps books, records and accounts that, in reasonable detail, accurately and fairly reflect, in accordance with GAAP: (i) all transactions relating to the Company; and (ii) all items of income and expense, Assets and Liabilities and accruals relating to the Company. The Company has not engaged in any material transaction, maintained any bank account or used any corporate funds except for transactions, bank accounts and funds which have been and are reflected in the normally maintained books, records and accounts of the Company.
4.9 Taxes. Except as set forth in Section 4.9 of the Seller Disclosure Letter:
(a) All Tax Returns required to be filed by or with respect to the Relevant Group Members prior to the Closing Date have been or will be timely filed and all such Tax Returns are or will be true, correct and complete in all material respects.
(b) All Taxes owed by the Relevant Group Members, whether or not shown on any Tax Return, have been paid in full.

(c) The amount of the Company’s Liability for unpaid Taxes as of the Balance Sheet Date did not exceed the amount of the current Liability accruals for Taxes (excluding reserves for deferred Taxes) shown on the Financial Statements for the Company, and the amount of the Company’s Liability for unpaid Taxes for all periods or portions thereof ending on or before the Closing Date will not exceed the amount of the current Liability accruals for Taxes (excluding reserves for deferred Taxes) as such accruals are reflected on the books and records of the Company on the Closing Date.
(d) There are no ongoing examinations or claims against or with respect to the Company for Taxes, and no written notice of any audit, examination or claim for Taxes, whether pending or threatened, has been received by a Relevant Group Member.
(e) To the Knowledge of the Sole Stockholder, no claim has been made since January 1, 2007 by a Tax Authority in a jurisdiction where a Seller Party does not file Tax Returns that a Relevant Group Member is or may be subject to taxation by that jurisdiction or that the Relevant Group Members must file Tax Returns in that jurisdiction.
(f) The Company has had a taxable year that ended on the last Sunday in December in each year since 2006.
(g) Each Relevant Group Member has withheld and paid over to the proper Tax Authority all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto.
(h) Copies of (i) any Tax examinations, (ii) extensions of statutory limitations for the collection or assessment of Taxes and (iii) the applicable portions of Tax Returns for the last three taxable years have been delivered to the Purchaser all with respect to the Company.
(i) There are (and as of immediately following the Closing there will be) no Liens (other than Permitted Liens) on the Assets of the Company relating to or attributable to Taxes (other than statutory Liens for Taxes not yet due and payable).
(j) To the Knowledge of the Sole Stockholder, there is no basis for the assertion of any claim relating to or attributable to Taxes which, if adversely determined, would result in any Lien (other than Permitted Liens) on the Assets of the Company or otherwise have a Material Adverse Effect.
(k) There are no Plans or other Contracts, including the provisions of this Agreement, covering any employee, former employee, director or independent contractor of the Company that, individually or collectively, could (i) give rise to any payment by the Company (or portion thereof) that would not be deductible pursuant to Sections 280G, 404 or 162 of the Code, (ii) give rise to any Liability on the part of the Company solely as a result of the consummation of the Transactions, or (iii) trigger the imposition of penalty taxes pursuant to Section 409A of the Code or excise taxes pursuant to Section 4999 of the Code.
(l) Except as part of an affiliated group with the Sole Stockholder and other Affiliates of the Sole Stockholder, the Company is not nor has been at any time, a party to a Tax sharing, Tax indemnity or Tax allocation Contract, and the Company has not assumed any Tax Liability of any other Person under any Contract.
(m) The Company (i) has never been a member of an affiliated group of corporations filing a consolidated federal Income Tax return other than the Relevant Group, (ii) does not own, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, limited liability company, trust joint venture or other legal entity, and (iii) has no Liability for the Taxes of any Person or other taxpayer under Treasury Regulation Section 1.1502-6 (or any similar provision of any other Law), as a transferee or successor, or otherwise.

(n) With respect to the Company, no Relevant Group Member has agreed to make and is not required to make, by reason of a change in accounting method, a proposed or threatened change in accounting method or otherwise, any adjustment under Section 481(a) of the Code. The Company has not been the “distributing corporation” (within the meaning of Section 355(c)(2) of the Code) with respect to a transaction described in Section 355 of the Code within the five-year period ending as of the date of this Agreement. No Seller Party has received (nor is it subject to) any ruling from any Tax Authority with respect to the Company, nor has any Seller Party entered into (nor are they subject to) any agreement with a Tax Authority with respect to the Company.
(o) The Sole Stockholder has disclosed on its U.S. federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of U.S. federal income Tax within the meaning of Section 6662 of the Code.
(p) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) intercompany transactions or excess loss accounts described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local, or foreign Tax Law), (ii) installment sale or open transaction disposition made on or prior to the Closing Date, or (iii) prepaid amount received on or prior to the Closing Date.
(q) Section 4.9(q) of the Seller Disclosure Letter sets forth the following information with respect to the Company: (i) the federal, state, and local Tax basis of each of the Company’s Assets, (ii) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign Tax credit, or excess charitable contribution allocable to the Company, (v) the amount of any deferred gain or loss allocable to the Company arising out of any intercompany transaction as described in the Treasury Regulations under Section 1502 of the Code, and (vi) Tax elections affecting the Company. Within 180 days after the Closing Date, the Sole Stockholder shall provide to Purchaser the current and accumulated earnings and profits of the Company as of the Closing Date.
(r) No Relevant Group Member has entered into any transaction that is either a “listed transaction” or a “substantially similar” transaction (all as defined in Treasury Regulation Section 1.6011-4).
(s) Neither the Company nor any other Relevant Group Member has a permanent establishment or is engaged in a trade or business for Tax purposes outside of the United States.
(t) The Company is not, nor has it ever been, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.
(u) All related party transactions involving the Company and any Relevant Group Member have been supported by an arm’s length study in compliance with Section 482 of the Code, and to the extent applicable, any comparable provisions of state, local, or foreign law. The Company has maintained all necessary documentation in connection with any related party transactions in accordance with Sections 482 and 6662 of the Code.
(v) Neither the Company nor any Relevant Group Member has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency that has not expired.

4.10 Undisclosed Liabilities. Except as set forth in Section 4.10 of the Seller Disclosure Letter, the Company does not have any Liabilities except for those Liabilities:
(a) adequately set forth or reserved for on the Balance Sheet as of the Balance Sheet Date or the Closing Balance Sheet as of the Closing Date; and
(b) incurred in the ordinary course of business since the Balance Sheet Date and (i) set forth or reserved for on the Closing Balance Sheet, or (ii) heretofore paid or discharged which do not, in the aggregate, exceed $25,000.
4.11 No Manufacturing. The Company does not manufacture nor since the Inception Date has it ever manufactured any product for sale.
4.12 Accounts Receivable. All Accounts Receivable as set forth on the Balance Sheet for the Company or arising since the Balance Sheet Date (a) have arisen only in the ordinary course of business for goods sold and delivered or services performed and (b) are collectible in full at the recorded amounts thereof, net of any allowance for doubtful accounts specifically established therefor (free of any, and subject to, no defenses, setoffs or counterclaims) in the ordinary course of business (without resort to Litigation or assignment to a collection agency), but in no event later than 180 days after the Closing Date. The allowance for collection losses on the Balance Sheet, and, with respect to Accounts Receivable arising since the Balance Sheet Date, the allowance for collection losses shown on the accounting records of the Company, have been determined in accordance with GAAP.
4.13 Title to Assets; All Tangible Assets. Except as set forth in Section 4.13 of the Seller Disclosure Letter, the Company has valid title to or a valid right to use all of its Assets, including the assets and properties set forth on its Financial Statements (except for such as may have been disposed of in the ordinary course of business since the Balance Sheet Date), free and clear of all Liens, except Permitted Liens, Real Property leased pursuant to Real Estate Leases disclosed in Section 4.15 of the Seller Disclosure Letter and personal properties and assets (including Software and other Intellectual Property) that are licensed pursuant to licenses disclosed in Section 4.16 of the Seller Disclosure Letter, or leased pursuant to leases disclosed in Section 4.17 of the Seller Disclosure Letter. Section 4.13 of the Seller Disclosure Letter sets forth accurate lists and summary descriptions of all tangible Assets owned by the Company where the value of an individual item exceeds $10,000 or where an aggregate of similar items exceeds $25,000.
4.14 Condition of Assets. Except as set forth in Section 4.14 of the Seller Disclosure Letter, the equipment and all other tangible assets and properties which are part of the Assets are in operating condition and repair, normal wear and tear excepted and are usable in the ordinary course of the Business and conform in all material respects to all applicable Laws relating to their use and operation as such Assets are currently used in the conduct of the Business and, except for assets owned by Affiliates of the Company as set forth in Section 4.24 of the Seller Disclosure Letter, constitute all of the assets which are necessary to conduct the Business as conducted during the 12 months prior to the date hereof. Except pursuant to licenses described in Section 4.16 of the Seller Disclosure Letter or leases described in Section 4.17 of the Seller Disclosure Letter, and those assets owned by Affiliates of the Company as set forth in Section 4.24 of the Seller Disclosure Letter, no Person other than the Company owns any Assets used by the Company in the Business (other than immaterial items of personal property owned by the Company’s employees).

4.15 Real Property. All Real Property (including, all interests in and rights to Real Property) and improvements located thereon which are leased by the Company are listed in Section 4.15 of the Seller Disclosure Letter (individually, a “Real Estate Lease” and collectively, the “Real Estate Leases”). The Company has no ownership interest of any kind in, or rights to, any Real Property or improvements, except solely for leasehold interests in the Real Property and improvements listed in Section 4.15 of the Seller Disclosure Letter pursuant to the Real Estate Leases described in Section 4.15 of the Seller Disclosure Letter. Each of the Real Estate Leases is in full force and effect in accordance with its respective terms and the Company is the holder of the lessee’s or tenant’s interest thereunder. Except as set forth in Section 4.15 of the Seller Disclosure Letter, there exists no Default under any Real Estate Lease and, to the Knowledge of the Sole Stockholder, no circumstance exists which could reasonably be expected to result in such a Default. The Company has complied in all material respects with and timely performed the conditions, covenants, undertakings and obligations on its part to be complied with or performed under those Real Estate Leases to which it is a party. The Company has paid all rents and other charges to the extent due and payable under those Real Estate Leases to which it is a party. Except as set forth in Section 4.15 of the Seller Disclosure Letter, there are no leases, subleases, licenses, concessions or any other Contracts granting to any Person other than the Company any right to the possession, use, occupancy or enjoyment of any Real Property leased by the Company or any portion thereof.
4.16 Intellectual Property; Software and Information Systems.
(a) Section 4.16(a) of the Seller Disclosure Letter contains a correct and complete list of all Patents, Trademarks, Domain Names and Software that is material to the operation of the Business, including the owner, inventor (if applicable), application, registration, Patent or other identifying number under which such right is identified, application or registration/issue date, and jurisdiction. Except as set forth in Section 4.16(a) of the Seller Disclosure Letter and the Open Source Software identified on Section 4.16(s) of the Seller Disclosure Letter, the Company exclusively owns all right, title, and interest in and to the Owned Intellectual Property, free and clear of all Liens, except for Permitted Liens.
(b) With respect to any of the Registered Intellectual Property owned by the Company, the Company: (i) has timely satisfied all deadlines for prosecuting any applications or maintaining any registrations or Patents (including timely payment of any maintenance, renewal or related fees) with the relevant Governmental Body; (ii) is listed as the record title owner in the records of the relevant Governmental Body for such Intellectual Property; and (iii) has taken all other commercially reasonable actions with any Governmental Body reasonably required to maintain its validity and effectiveness. All Registered Intellectual Property is valid, enforceable and subsisting. Neither the Sole Stockholder nor the Company has taken any action or failed to take any action that could reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation, waiver or unenforceability of any Registered Intellectual Property.
(c) Section 4.16(c) of the Seller Disclosure Letter identifies all Licensed Intellectual Property and the relevant license (except for “shrink-wrap” and similar commercially available end-user licenses, each of which has incurred annual license fees of less than $5,000).
(d) Section 4.16(d) of the Seller Disclosure Letter lists all licenses, sublicenses, and other agreements pursuant to which the Company or the Sole Stockholder authorizes a third party to use or grant sublicenses with respect to any Company Intellectual Property (including on such list, whether such license is exclusive or non-exclusive).
(e) To the Knowledge of the Sole Stockholder, the Company Intellectual Property constitutes all of the material Intellectual Property used in or necessary for the operation of the Business as it is currently conducted and as currently proposed to be conducted by the Sole Stockholder. To the Knowledge of the Sole Stockholder, the Company Intellectual Property owned or used by the Company immediately prior to the Closing will be owned or available for use (as applicable) by the Purchaser on identical terms and conditions immediately after Closing.

(f) To the Knowledge of the Sole Stockholder, no aspect of the Owned Intellectual Property or the operation of the Business infringes or misappropriates the Intellectual Property of any Person.
(g) To the Knowledge of the Sole Stockholder, no Person has infringed or misappropriated, or is infringing or misappropriating, any Owned Intellectual Property. No Litigation has been instituted relating to any Owned Intellectual Property, or, to the Knowledge of the Sole Stockholder, threatened relating to any Owned Intellectual Property, and none of the Owned Intellectual Property, or, to the Knowledge of the Sole Stockholder, Licensed Intellectual Property that is exclusively licensed to the Company, is subject to any outstanding Court Order. Except as set forth in Section 4.16(g) of the Seller Disclosure Letter, neither the Company nor the Sole Stockholder (with regard to the Company or the Assets) has received any opinion or analysis of counsel regarding any Patents of any other Person.
(h) Except as set forth in Section 4.16(h) of the Seller Disclosure Letter, the Company has not entered into any agreement to indemnify any other Person against any charge of infringement of any Intellectual Property, other than indemnification provisions contained in Customer Contracts arising in the ordinary course of business.
(i) None of the Owned Intellectual Property is now involved in any interference, reissue, reexamination, cancellation or opposition proceeding in the United States Patent and Trademark Office or any other Governmental Body and, to the Knowledge of the Sole Stockholder, (i) no such Litigation has been threatened and (ii) no circumstances exist which could reasonably be expected to give rise to such a threat.
(j) Except as set forth in Section 4.16(j) of the Seller Disclosure Letter, (i) all current employees, consultants, and contractors of the Company that have contributed to the development of Owned Intellectual Property have executed and delivered and, to the Knowledge of the Sole Stockholder, are in compliance with, enforceable written agreements under which they have (A) agreed to maintain the confidentiality of the Trade Secrets of the Company and (B) assigned to the Company all Intellectual Property conceived or developed by such employees, consultants, or contractors and, where applicable, acknowledged that works to which they contributed were “works made for hire” and (ii) no Affiliate or current or former partner, director, stockholder, member, officer, employee, consultant or contractor of the Company will, after giving effect to the Transactions, own or retain any rights to use any of the Company Intellectual Property in the conduct of their business.
(k) The Company has taken reasonable steps to protect and maintain the proprietary nature of each item of Owned Intellectual Property and the confidentiality of the Trade Secrets of the Company.
(l) To the Knowledge of the Sole Stockholder, the Company has at all times complied in all material respects with all applicable Laws, as well as its own rules, policies and procedures, relating to privacy, data protection, and the collection, use, storage, processing and disposal of personal information collected, used, or held for use by the Company in the conduct of the Business. No Litigation has been asserted or, to the Knowledge of the Sole Stockholder, threatened against the Company alleging a violation of any Person’s privacy or personal information or data rights and the consummation of the Transactions will not breach or otherwise cause any violation of any Law or rule, policy, or procedure related to privacy, data protection, information security, or the collection, use, storage or disposal of personal information collected, used, or held for use by the Company in the conduct of the Business. The Company takes reasonable measures to ensure that such information is protected against unauthorized access, use, modification, processing, onward transfer or other misuse.

(m) To the Knowledge of the Sole Stockholder, the Software and other information technology used to operate the Business (i) are in working order; (ii) have reasonable security, back ups and hardware and software support and maintenance to reduce the risk of material error, breakdown, failure, or security breach occurring and if such event does occur to reduce the risk of a material disruption to the operation of the Business; (iii) are configured and maintained to reduce the effects of viruses and do not contain Trojan horses or other malicious code and (iv) have not suffered any material error, breakdown, failure, or security breach in the last 12 months that has caused material disruption or damage to the operation of the Business or that was reportable to any Governmental Body.
(n) The Company has, and throughout the past 12 months has had, in place, and has kept current, a formal business continuity and disaster recovery plan that details strategies for responses to and recovery from potential disasters that could disrupt the operations of the Company. A true and complete copy of the current business continuity and disaster recovery plan has been delivered to Purchaser prior to the date hereof. Over the past 12 months, the Company has not suffered a material outage.
(o) Except as set forth in Section 4.24 of the Seller Disclosure Letter, the Company is in possession of and the Purchaser will receive such copies of all Software, including executable, object and (for Software internally developed and owned by the Company) source code, and, to the extent in the possession of a Seller Party or one of its Affiliates, all related manuals, licenses, and other documentation, as are necessary for the current conduct of the Business.
(p) Section 4.16(p) of the Seller Disclosure Letter identifies: (i) any Contracts pursuant to which the Company licensed or otherwise provided to any Person any source code of Software that constitutes Licensed Intellectual Property, or Owned Intellectual Property that is licensed to third parties; and (ii) any escrow arrangements regarding the source code of Software that constitutes Licensed Intellectual Property, or Owned Intellectual Property that is licensed to third parties.
(q) Set forth in Section 4.16(q) of the Seller Disclosure Letter are all Company Domain Names currently being used by the Company. The Company is the registrant of all Company Domain Names, and, to the Knowledge of the Sole Stockholder, all registrations of Company Domain Names are in good standing until such dates as set forth on Section 4.16(q) of the Seller Disclosure Letter. To the Knowledge of the Sole Stockholder, no action has been taken or is pending to challenge rights to, suspend, cancel or disable any Company Domain Name, registration therefor or the right of the Company to use a Company Domain Name.
(r) Since July 1, 2007, the Company has maintained in connection with its operations, activity, conduct and business on the World Wide Web (“Web”) and any and all other applicable Internet operations, activity, conduct, and business, at all times during such operations, activity, conduct, and business, a written privacy statement or policy governing the collection, maintenance, processing and use of data and information collected from users of Web sites owned, operated, or maintained by, on behalf of, or for the benefit of the Company in connection with or related to the Business (“Company Web Sites”). All of the Owned Intellectual Property, including Company Software, is on servers physically located in the United States.

(s) Section 4.16(s) of the Seller Disclosure Letter identifies all Open Source Software that is used by the Company. Except as disclosed in Section 4.16(s) of the Seller Disclosure Letter, all Open Source Software used by the Company is fully segregable and independent from any Software that is proprietary to the Company, and no Open Source Software is or has been incorporated or otherwise integrated into, aggregated, compiled or distributed, in whole or in part, with any proprietary Software of the Company. To the Knowledge of the Sole Stockholder, the Company’s use of Open Source Software has not (i) created any open source or other obligations for the Company with respect to any Software of the Company or (ii) granted to any third party any rights or immunities under any Company Intellectual Property (including, but not limited to, by using any Open Source Software that require, as a condition of use, modification and/or distribution of such Open Source Software that other software incorporated into, derived from or distributed with such Open Source Software be (x) disclosed or distributed in source code form; (y) be licensed for the purpose of making derivative works; or (z) be redistributable at no charge).
4.17 Contracts.
(a) Section 4.17(a) of the Seller Disclosure Letter sets forth a complete and correct list of all current Customer Contracts.
(b) Except as set forth on Section 4.17(b) of the Seller Disclosure Letter, or for oral agreements or unwritten business practices that have not had, or would not reasonably be expected to have, a Material Adverse Effect, the Company is not currently a party to any:
(i) Contract with any present or former employee, contractor, agent or consultant, including employment, severance, stay, bonus, termination, change in control, consulting or similar Contracts and any Contract to lend money to any present or former employee, contractor, agent or consultant;
(ii) Contracts for the purchase or lease of materials, supplies, goods, services equipment or other assets and that involves or would involve aggregate annual payments by the Company in excess of $10,000, or aggregate payments by the Company in excess of $25,000;
(iii) other than Customer Contracts, Contracts (A) for the sale by the Company of materials, supplies, goods, services, equipment or other assets, and that involve a specified annual minimum dollar sales amount in excess of $10,000 or (B) pursuant to which the Company received payments in excess of $10,000 in the year ended December 31, 2009 or expects to receive payments in excess of $10,000 in the year ending December 31, 2010 or any year thereafter;
(iv) Contracts requiring the Company to purchase its total requirements of any product or service from a third party or that contain “take or pay” or other minimum purchase requirements;
(v) partnership or joint venture Contracts;
(vi) Contract for the future purchase of, or payment for, supplies, products, Intellectual Property or services or the use thereof in excess of $25,000 per year;
(vii) Contracts for any Indebtedness of the Company;
(viii) Contract containing covenants not to compete or other covenants restricting or purporting to restrict the right of the Company or any of its Affiliates to engage in any line of business, acquire any property, develop or distribute any product, provide any service (including geographic restrictions) or to compete with any Person, or granting to third parties any exclusive distribution rights, in any market, field or territory;

(ix) collective bargaining agreements or union contracts or any other binding Contract or memorandum of understanding with a union or other representative of employees;
(x) broker or franchise Contracts;
(xi) other than Customer Contracts entered into in the ordinary course of business pursuant to which, among other things, the Company has undertaken to indemnify the customer against Liability for third party claims that Company Intellectual Property is infringing such third party’s Intellectual Property, Contracts providing for the indemnification of any Person with respect to Liabilities relating to any current or former business, or other asset or property of the Company or any predecessor;
(xii) Contracts under which there is a continuing obligation to pay any “earn out” payment or deferred or contingent purchase price respecting the purchase of any business or assets;
(xiii) Contracts with any Governmental Body;
(xiv) Contracts for any capital expenditure or leasehold improvements in excess of $25,000 individually or $100,000 in the aggregate; or
(xv) Contracts that are otherwise material to the Company and were entered into outside the ordinary course of business that are not otherwise disclosed pursuant to this Section 4.17.
(c) The Sole Stockholder has delivered to the Purchaser complete and correct copies of all Real Estate Leases set forth in Section 4.15 of the Seller Disclosure Letter, as well as all other written Contracts, together with all amendments, supplements or modifications thereto, and accurate descriptions of all material terms of all oral Contracts, set forth or required to be set forth in Section 4.17 of the Seller Disclosure Letter. The Company has made available to the Purchaser the Company’s standard form of Customer Contracts.
(d) All of the Contracts (including all Customer Contracts) referenced in the Seller Disclosure Letter are valid, binding and enforceable obligations of the Company in accordance with their terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally, and (ii) the availability of injunctive relief and other equitable remedies. The Company has fulfilled, and has taken all action necessary to enable it to fulfill in all material respects when due, all of its obligations under each of such Contracts. To the Knowledge of the Sole Stockholder, all contra-parties to such Contracts have complied in all material respects with the provisions thereof, no contra-party is in Default thereunder and no notice of any claim of Default has been given to the Company. To the Knowledge of the Sole Stockholder, there are no provisions of, or developments affecting, any such Contract which may prevent the Company from realizing the benefits thereof whether before or after the completion of the Transactions. With respect to any of such Contracts that are leases, the Company has not received written notice of, nor is the Sole Stockholder aware of any cancellation or termination under any option or right reserved to the lessor, or any notice of Default, thereunder. Other than negotiations in the ordinary course of business regarding the terms of Customer Contracts, there are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate any amounts paid or payable under any Contract.
4.18 Employees/Independent Contractors.
(a) The Seller Parties have posted to the FTP Site a file named “G.2,” which file contains a correct and complete list of the names and current annual salary rates or current hourly wages of all present employees of the Company, the date of the last salary increase, the date of commencement of employment of each employee with the Company or a predecessor entity, and a summary of salary, bonuses and other compensation, if any, paid or payable to each of such Persons for the 2009 calendar year. Each of such employees has a valid social security number.

(b) Section 4.18(b) of the Seller Disclosure Letter identifies each employee of the Company that is currently on leave or sabbatical or receiving any benefits under any long-term disability program.
(c) Section 4.18(c) of the Seller Disclosure Letter sets forth the names of each current independent contractor retained by the Company and the current rate of compensation paid to each such independent contractor. Section 4.18(c) of the Seller Disclosure Letter also sets forth the 2009 earnings for each such independent contractor as reflected on Form 1099 for the 2009 calendar year. All such independent contractors (and all other independent contractors who have previously rendered services to the Company) during the two years immediately preceding the date of this Agreement have been and continue to be legally, properly and appropriately treated as non-employees for all federal, state, local and foreign Tax purposes, as well as all ERISA and other employee benefit purposes. There has been no determination by any Governmental Body that any such independent contractor (or any other independent contractor who has previously rendered services to the Company) constitutes an employee of the Company. The Company has no Liability, nor is there any basis upon which any Liability could be imposed on the Company, for benefits with respect to any individual that the Company has categorized as an independent contractor.
(d) Except as limited by any employment Contracts listed on Section 4.18(d) of the Seller Disclosure Letter and except for any limitations of general application which may be imposed under applicable employment Laws, the Company has the right to terminate the employment of each of its employees and temporary employees at will and, except as limited by any independent contractor agreements listed in Section 4.18(c) of the Seller Disclosure Letter, to terminate the engagement of any of its independent contractors without payment to such employee, temporary employee or independent contractor other than for services rendered through termination and without incurring any Liability, other than Liability for severance pay in accordance with the Company’s severance pay policy set forth in Section 4.18(d) of the Seller Disclosure Letter.
(e) Except as disclosed in Section 4.18(e) of the Seller Disclosure Letter, to the Knowledge of the Sole Stockholder, the Company is, and has, during the two years immediately preceding the date of this Agreement, been in material compliance with all applicable Laws relating to employment and employment practices, terms and conditions of employment and wages and hours including any such Laws regarding minimum wage and overtime payments, employment discrimination, workers’ compensation, family and medical leave, the Immigration Reform and Control Act, and occupational safety and health requirements. To the Knowledge of the Sole Stockholder, the Company is not engaged in any unfair labor practice. The Sole Stockholder has delivered to the Purchaser complete and correct copies of all current employee manuals and handbooks, policy statements and other materials relating to the employment of the current employees of the Company.
(f) To the Sole Stockholder’s Knowledge, (i) in the past 12 months, no management-level employee of the Company has received an offer to join a business that may be competitive with the Company or the Business and (ii) no management-level employee of the Company is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that may have a material adverse effect on (A) the performance by such management-level employee of any of his duties or responsibilities as a management-level employee of the Company, or (B) the operation of the Business.

(g) Except as set forth on Section 4.18(g) of the Seller Disclosure Letter, since December 31, 2009, to the Knowledge of the Sole Stockholder, no management-level employee of the Company has indicated an intention to terminate or has terminated his or her employment with the Company.
4.19 Governmental Permits. Section 4.19 of the Seller Disclosure Letter sets forth a complete and correct list of all material Governmental Permits used in the operation of the Business or otherwise held by the Company. The Company owns, possesses or lawfully uses in the operation of the Business all Governmental Permits which are necessary to conduct the Business as now conducted by it or to the ownership of the Assets owned by it, free and clear of all Liens except Permitted Liens. The Company is not in Default, nor has it received any written notice of, nor does the Sole Stockholder have Knowledge of, any claim of Default, with respect to any such Governmental Permits. The Company has filed such timely and complete renewal applications as may be required with respect to such Governmental Permits. To the Knowledge of the Sole Stockholder, no revocation, cancellation or withdrawal thereof has been threatened. No natural person is required to hold, own or possess a Governmental Permit that is necessary for the Company to conduct the Business as now conducted by it or to own the Assets owned by it.
4.20 Compliance with Law and Court Orders.
(a) Except as set forth in Section 4.20(a) of the Seller Disclosure Letter, there is no Litigation that is pending or, to the Knowledge of the Sole Stockholder, threatened against the Sole Stockholder or any of its Affiliates (i) against or involving, directly or indirectly, the Company, the Business or any Asset, or (ii) seeking to prevent or challenge any of the Transactions. There has been no Default under any Laws applicable to the Business or any Asset and neither the Sole Stockholder nor any of its Affiliates has received any notices from any Governmental Body regarding any alleged Defaults applicable to the Company, the Business or any Asset under any Laws. There has been no Default with respect to any Court Order applicable to the Company, the Business or any Asset.
(b) The Company is not in violation of any Court Order or any Law, and the Assets are not used or operated by the Company in violation of any Court Order or any Law. All Court Orders to which the Company is a party or to which the Company, the Assets or the Business is subject are listed in Section 4.20(b) of the Seller Disclosure Letter.
(c) The Company has made all of the filings or notifications required to be made by it during the 12 months immediately preceding the date of this Agreement under any Laws applicable to it, the Business or the Assets.
(d) No current director or officer of the Company, nor to the Knowledge of the Sole Stockholder, any employee, contractor or agent of, or any consultant to the Company (i) has used any corporate funds of the Company to make any payment to any officer, contractor, consultant, agent or employee of any government, or to any political party or official thereof, where such payment either (A) was, at the time, unlawful under Laws applicable thereto, or (B) was, at the time, unlawful under the Foreign Corrupt Practices Act of 1977, as amended, or (ii) has made or received an illegal payment, bribe, kickback, political contribution or other similar questionable illegal payment in connection with the operation of the Business.

4.21 Insurance. Section 4.21 of the Seller Disclosure Letter sets forth a list of all policies of general liability, errors and omissions, directors and officers, fire, liability, workmen’s compensation, life, property and casualty and other insurance owned or held by the Company, specifying with respect to each policy the insurer, the amount of the coverage, the premium, the type of insurance, indicating whether claims made form or occurrence form, the deductibles or self-insured retentions, effective date and the expiration date, the policy number and any pending claims thereunder. All of such policies are in full force and effect and provide coverage as may be required by applicable Law or by Contracts binding upon the Company. To the Knowledge of the Sole Stockholder, there is no Default with respect to any such policy or binder, nor has there been any failure to give any notice or present any claim under any such policy or binder in a timely fashion or in the manner or detail required by the policy or binder. No Seller Party has received written notice, of a disallowance of any pending claim under, any such policy or binder. There are no unpaid, past-due premiums with respect to any of the insurance policies. Except as set forth in Section 4.21 of the Seller Disclosure Letter, there are no gaps in the periods covered by historical insurance policies in force. All of such insurance policies are in full force and effect and the Company is not in Default in any material respect with respect to its respective obligations under any of such insurance policies. Since the respective dates of such policies, no notice of cancellation or non-renewal with respect to any such policy has been received by the Seller Parties. Section 4.21 of the Seller Disclosure Letter sets forth a list of all pending claims with respect to all such policies, except worker’s compensation claims, claims for benefits under health insurance policies and claims which individually are estimated to be less than $2,500. Except as set forth in Section 4.21 of the Seller Disclosure Letter, the Company has no self-insurance or co-insurance programs.
4.22 Labor Matters. The Company is not negotiating any collective bargaining Contracts with any labor union or other representative of employees. No strike, slowdown, picketing or work stoppage by any union or other group of employees against the Company or the Assets wherever located, and no secondary boycott with respect to the Company’s products, lockout by the Company of any of its respective employees or any other material labor trouble or other occurrence, event or condition of a similar character, has occurred or been threatened during the 12 months immediately preceding the date of this Agreement. Except as set forth in Section 4.22 of the Seller Disclosure Letter, during the 90 days prior to the date hereof, the Company has not terminated any employees.
4.23 Employee Benefit Plans.
(a) Section 4.23(a) of the Seller Disclosure Letter contains a list of all Plans, which are currently maintained and/or sponsored by the Company, or to which the Company currently contributes, or has or has had an obligation to contribute in the past 5 years, present or future (including, any such Plan or arrangement created by any Contract). With respect to each such Plan, the Sole Stockholder has delivered to the Purchaser prior to the date hereof true, correct and complete copies (to the extent applicable) of all of documents pursuant to which each Plan is maintained, funded and administered (including the plan and trust documents, any amendments thereto, the summary plan descriptions, financial statements, actuarial reports, Form 5500 annual reports for the most recent two years, all IRS favorable determination letters and any insurance contracts or service provider agreements). For purposes of this Section 4.23, the term “Company” shall also include any ERISA Affiliate.
(b) Except as set forth in Section 4.23(b) of the Seller Disclosure Letter, the Company does not have any Liability with respect to any benefit plans other than the Plans. All Plans are in compliance in all material respects with all applicable provisions of ERISA, the Code, HIPAA and COBRA as well as with all other applicable Laws, and have been, and continue to be, administered, operated and managed in all material respects in accordance with their governing documents. With respect to each Plan, all amounts withheld from employee paychecks or other amounts payable by the Company with respect to each Plan in respect of current or prior plan years have been timely contributed to the applicable Plan and all required payments, premiums, contributions, distributions, or reimbursements for all periods ending prior to or as of the Closing Date have been made or properly accrued in all material respects. The Company does not sponsor, maintain or contribute to, and has never sponsored, maintained or contributed to, or had any Liability with respect to, any “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code.

(c) The Plans marked in Section 4.23(c) of the Seller Disclosure Letter, if any, as “Qualified Plans” are the only Plans that are intended to meet the requirements of Section 401(a) of the Code (a “Qualified Plan”). With respect to each Plan intended to qualify under Section 401(a) of the Code, (i) the IRS has issued a favorable determination letter, which has not been revoked, providing that each such Plan is tax-qualified and each trust created thereunder has been determined by the IRS to be exempt from federal Income Tax under Code Section 501(a), and (ii) to the Knowledge of the Sole Stockholder, nothing has occurred or is reasonably likely to occur through the Closing Date which could cause the loss of such qualification or exemption or the imposition of any penalty or Liability on the Company other than Taxes in the ordinary course of business. All reports and other documents required to be filed with any Governmental Body or distributed to plan participants or beneficiaries (including, annual reports, summary annual reports, actuarial reports, PBGC-1 Forms, audits or Tax Returns) have been timely filed or distributed, in all material respects.
(d) Neither the Company nor a Qualified Plan nor any “disqualified person” (within the meaning of such term under Section 4975 of the Code) or any “party in interest” (within the meaning of such term under Section 3(14) of ERISA) has engaged in any transaction prohibited under the provisions of Section 4975 of the Code or Section 406 of ERISA with respect to any Plan for which an exemption is not available. No fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Plan.
(e) Neither the Company nor any ERISA Affiliate of the Company (as defined in ERISA Section 4001(a)14) maintains, contributes to, or in any way directly or indirectly has or had in the past (or at the Closing Date will have) any obligation whatsoever to contribute to any “multiemployer pension plan” (as defined in ERISA Section 4001(a)(3), nor has any withdrawal Liability whatsoever (whether or not yet assessed) arising under Title IV of ERISA (including, Sections 4201, 4202, 4203, 4204, or 4205 thereof) been or could be incurred directly or indirectly by the Company.
(f) To the Knowledge of the Sole Stockholder, the Company has not made a plan or commitment to create any additional Plan or to modify or change any existing Plan or to increase or improve the compensation, benefits or terms and conditions of employment or service of any director, officer, employee or consultant other than as required under an applicable Plan. To the Knowledge of the Sole Stockholder, no statement, either written or oral, has been made by the Company to any Person with regard to any Plan that was not in accordance with the Plan and that could have an adverse economic consequence to the Company. All Plans may be amended or terminated without penalty by the Company at any time on or after the Closing.
(g) Except as set forth in Section 4.23(g) of the Seller Disclosure Letter:
(i) there have been no terminations, partial terminations or discontinuance of contributions to any Qualified Plan without notice to and issuance of a favorable determination letter by the IRS;
(ii) no Qualified Plan which is subject to the provisions of Title IV of ERISA has been terminated;
(iii) there have been no “reportable events” (as that phrase is defined in Section 4043 of ERISA) with respect to any Qualified Plan which were not properly reported to the PBGC;

(iv) with respect to Plans which qualify as “group health plans” under Section 5000(b)(1) of the Code and Sections 607(1) and 733(a) of ERISA and related regulations, the Company has complied with all reporting, disclosure, notice, election, coverage and other benefit requirements imposed under Sections 4980B and 9801-9833 of the Code and ERISA and other applicable Laws in all material respects; the Company does not have any direct or indirect Liability and is not subject to any loss, assessment, excise tax, penalty, loss of federal Income Tax deduction or other sanction, arising on account of or in respect of any direct or indirect failure by the Company at any time prior to the Closing Date, to comply in all material respects with any such federal or state requirement, which is capable of being assessed or asserted before or after the Closing Date directly or indirectly against the Company with respect to such group health plans; and no Plan provides health, life or other benefits after an employee’s or former employee’s retirement or other termination of employment, other than coverage mandated by applicable Laws;
(v) with respect to any Plan, there is no pending or, to the Knowledge of the Sole Stockholder, threatened Litigation, investigation, or disputed claim, settlement or adjudication with respect to any Plan, (other than routine claims for benefits) with respect to any fiduciary, administrator, agent, party in interest or sponsor thereof (in their capacities as such);
(vi) each Plan under which the Company has exercised or will exercise discretion necessary or appropriate to effect the Transactions provides the Company with the discretion, and the Company has taken all such discretionary actions under such Plan to allow for the completion of the Transactions, or will take such action prior to Closing;
(vii) no Plan contains any provision or is subject to any Law that would prohibit the Transactions or that would give rise to any vesting or acceleration of benefits, severance, termination, or other payments or Liabilities as a result of the Transactions (either alone or in conjunction with any other event), and no payments or benefits under any Plan or other Contract of the Company will be considered “excess parachute payments” under Section 280G of the Code;
(viii) the Company does not have any obligation to indemnify, hold harmless or gross-up any individual with respect to any penalty Tax or interest under Section 4999 of Code;
(ix) the Company has paid all amounts that it is required to pay as contributions to the Plans as of the Closing Date, and as required in accordance with GAAP, the Financial Statements as of the Balance Sheet Date reflect the approximate total pension, medical and other benefit expense for all Plans in all material respects as of the date thereof;
(x) the Company has not incurred Liability under Section 4062, 4063 or 4064 of ERISA;
(xi) the Company does not maintain, have any obligation to contribute to or have any Liability, contingent or otherwise, with respect to, any benefit plan or arrangement outside the United States and has never had any Liability with respect to any such benefit plan or arrangement; and
(xii) the Company does not employ and has never employed any individual outside the United States.

(h) The Company has never been party to any arrangement that is or was a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code. Any Plan that is deemed to constitute a nonqualified deferred compensation plan subject to Section 409A of the Code has been operated between January 1, 2005 and December 31, 2008 in good faith compliance with Section 409A of the Code and the applicable notices and proposed regulations thereunder and since January 1, 2009 has been operated in accordance with, and is in documentary compliance with, the final regulations under Section 409A of the Code. The Company does not have any obligation to indemnify, hold harmless or gross-up any individual with respect to any penalty tax or interest under Section 409A of Code.
4.24 Transactions with Affiliates. Except as disclosed in Section 4.24 of the Seller Disclosure Letter, no Affiliate of the Company or Sole Stockholder has (a) borrowed money or loaned money to the Company which remains outstanding or (b) any current Contract with the Company. Except as set forth in Section 4.24 of the Seller Disclosure Letter, there are no inter-company services provided by the Company to any Affiliate of the Company or the Sole Stockholder, or provided to the Company by any Affiliate of the Sole Stockholder (other than services provided by any such Persons as directors, officers or employees of the Company).
4.25 Absence of Certain Changes. Except as contemplated by this Agreement or as set forth in Section 4.25 of the Seller Disclosure Letter, since the Balance Sheet Date, the Company has, in all material respects, conducted the Business in the ordinary course and, with respect to the Company, there has not been:
(a) any change that has had or would reasonably be expected to have a Material Adverse Effect;
(b) any increase in the compensation payable or to become payable to any director or non-manager employee, except for increases for such directors or employees made in the ordinary course of business;
(c) any other material change in any employment or consulting arrangement between the Company and any of its employees or consultants, except for such changes made in the ordinary course;
(d) any payment to any agent or management-level employee not in accordance with such agent’s or management-level employee’s 2009 compensation levels;
(e) any sale, assignment or transfer of Assets, or any additions to or transactions involving any Assets, other than those made in the ordinary course of business;
(f) other than in the ordinary course of business, any waiver or release of any claim or right or cancellation of any debt held;
(g) any material Tax election or change made, or any material change in a Tax accounting method, or any settlement of any claim for Taxes;
(h) other than in the ordinary course of business, any distributions or payments to any Affiliate of the Company;
(i) any capital expenditure, except for such capital expenditures made in the ordinary course;
(j) any declaration or payment of any dividend or other distribution on its capital stock, except as otherwise allowed under this Agreement;

(k) any incurrence of any Indebtedness (other than trade payables or expenses incurred in the ordinary course of business consistent with past practice); or
(l) a Contract to do any of the foregoing.
4.26 Environmental Matters. In addition to the representations and warranties in Section 4.20, and not in limitation thereof, (a) to the Knowledge of the Sole Stockholder the Company is in compliance in all material respects with all Environmental Laws and no condition exists since the Inception Date that could reasonably be expected to be a violation of applicable Environmental Laws, (b) no Seller Party has received any written notice with respect to the Business from any Governmental Body or third party alleging that the Company is not in compliance with any Environmental Law or has Liability under any Environmental Law, and (c) to the Knowledge of the Sole Stockholder, the Company has not caused any “release” of a “hazardous substance”, as those terms are defined in the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., in excess of a reportable quantity.
4.27 Additional Information. Section 4.27 of the Seller Disclosure Letter contains, to the extent not described in another section of the Seller Disclosure Letter, or in the case of subsections (a) and (b) hereof to the extent not made available, accurate lists and summary descriptions of the following:
(a) the names of all present officers and directors of the Company;
(b) the names and addresses of every bank and other financial institution in which the Company maintains an account (whether checking, savings or otherwise), lock box or safe deposit box, and the account numbers and names of Persons having signing authority or other access thereto;
(c) the names of all Persons authorized to borrow money or incur or guarantee indebtedness on behalf of the Company;
(d) the names of all Persons holding powers of attorney from the Company and either a copy or a summary statement of the terms thereof; and
(e) all names under which the Company has conducted any Business or which it has otherwise used since its Inception Date.
4.28 Corporate Records. The minute book of the Company is current and contains correct and complete copies of all Charter Documents of the Company, including all amendments thereto and restatements thereof, and of all minutes of meetings, resolutions and other actions and proceedings of its stockholders and board of directors and all committees thereof, and the stock transfer records of the Company reflect the issuance of all of the Shares to the Sole Stockholder.
4.29 Brokers and Finders. Other than Petsky, acting on behalf of the Sole Stockholder and whose fee shall be paid by the Sole Stockholder, no broker, finder or other agent will be entitled to a commission in connection with the consummation of this Agreement or the Transactions.

4.30 Relationship With Customers. The Company has used commercially reasonable efforts to maintain working relationships with its current customers. Each of the Customer Contracts which have been terminated or cancelled during the past year are set forth in Section 4.30 of the Seller Disclosure Letter. Except as set forth in Section 4.30 of the Seller Disclosure Letter, since January 1, 2010, no customer of the Company has terminated or has given written notice prior to the date hereof of an intention or plan to terminate any of the Customer Contracts, or all or a material part of the purchases of services from the Company historically made by such customer. Except as disclosed in Section 4.30 of the Seller Disclosure Letter, and those payment or other disputes arising in the ordinary course of business, (a) there is no material dispute or disagreement pending or, to the Knowledge of the Sole Stockholder, threatened in writing between the Company and any of its current customers or material suppliers, (b) to the Knowledge of the Sole Stockholder, no event has occurred that would reasonably be expected to give rise to any claim, nor has any claim been asserted, by any customer or supplier against the Company, the Business or the Assets and (c) to the Knowledge of the Sole Stockholder, there is no reasonable basis for any such claim. Except as set forth in Section 4.30 of the Seller Disclosure Letter, the Sole Stockholder has not received written notice of, and has no Knowledge of any basis for, any complaint by any current customer of the Company outside of the ordinary course of business.
4.31 Statements and Other Documents Not Misleading. Neither this Agreement nor any other Transaction Document delivered by the Seller Parties contains any untrue statement of any material fact or omits to state any material fact required to be stated in order to make such statement, document or other instrument not misleading.
5. Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Sole Stockholder as follows:
5.1 Organization and Standing. The Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, having the necessary power and authority to perform its obligations under this Agreement.
5.2 Authority and Binding Effect. The Purchaser has necessary power and authority to execute and deliver this Agreement and the other Transaction Documents to be executed or delivered by it and perform its obligations hereunder and thereunder and has taken all actions necessary to secure all approvals required in connection therewith. The execution, delivery and performance of this Agreement and the consummation of the Transactions by the Purchaser has been duly authorized by all necessary corporate action. This Agreement constitutes the legal, valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms, by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally, and (b) the availability of injunctive relief and other equitable remedies.
5.3 Validity of the Transactions. Neither the execution and delivery of any Transaction Document by the Purchaser, nor the consummation or performance of any of the Transactions by the Purchaser, will or could reasonably be expected to (a) result in a Default, or require consent, notification or approval of any party, under (i) any Law or Court Order which is applicable to the Purchaser, (ii) any Contract to or by which the Purchaser is a party or otherwise bound or affected, or (iii) any Governmental Permit, or (b) require the Purchaser to notify or obtain the consent of any Governmental Body or obtain any Governmental Permits.
5.4 No Additional Representations or Warranties. The Purchaser acknowledges that neither the Sole Stockholder, the Company nor any of their Affiliates or any other Person has (i) made any representation or warranty, express or implied, including any implied representation or warranty as to the condition, merchantability, suitability or fitness for a particular purpose of any of the Assets of the Company, or (ii) made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Company or the Sole Stockholder, including estimates, projections and other forecasts and plans regarding the Company, in each case except as expressly set forth in this Agreement or as and to the extent required by this Agreement to be disclosed in the Seller Disclosure Letter.

6. Pre-Closing Covenants.
6.1 Access. From the date of this Agreement to the Closing Date, the Seller Parties shall give the Purchaser and its counsel, accountants and other representatives access during normal business hours to the premises of the Business, personnel, counsel, accountants and other representatives of the Company and furnish to the Purchaser and such representatives all such additional documents and information with respect to the Business as the Purchaser may from time to time request.
6.2 No Solicitation, Etc. Prior to the Closing:
(a) Neither the Seller Parties nor any of their Affiliates shall directly or indirectly, make, solicit, initiate, consider or encourage submission of proposals or offers from any persons relating to any liquidation, dissolution, recapitalization, merger, consolidation or acquisition or purchase of all or substantially all of the assets of, or any equity interest in, the Company or any other similar transaction or business combination. The Seller Parties shall, and shall cause their Affiliates to, cease immediately and cause to be terminated all Contracts, negotiations and communications with third parties with respect to the foregoing, if any, existing on the date hereof and shall promptly notify the Purchaser of each such termination; and
(b) Neither the Seller Parties nor any of their Affiliates shall participate, directly or indirectly, in any negotiations regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way with, or assist, any effort or attempt by any other Person to do or seek any of the activities referred to in Section 6.2(a). Should the Seller Parties receive any proposal, inquiry or contact about the sale of the Shares or any of the other activities referred to in Section 6.2(a), the Seller Parties shall by the close of the next Business Day give written notice thereof to the Purchaser in a manner that would not cause the Company to be in breach of its Contract with Petsky.
(c) The Seller Parties shall cause their financial and other advisors, agents and representatives to comply with each of the covenants contained in this Section 6.2.
6.3 Operation of the Business. Except as otherwise expressly permitted or required by this Agreement, between the date of this Agreement and the Closing Date, the Seller Parties shall:
(a) in all material respects conduct the Business in the ordinary course;
(b) use commercially reasonable efforts to preserve intact the current business organization of the Company, keep available the services of the current officers, employees, and agents of the Company, and attempt to maintain the relations and goodwill with suppliers, customers, landlords, creditors, employees, agents, and others having material business relationships with the Company;
(c) not, except with the consent of the Purchaser (i) materially change the terms or conditions of employment of any employee of the Company; (ii) terminate the employment of any employee of the Company except for good reason or cause; (iii) make any payments to any employees of the Company except in the ordinary course of business; (iv) enter into any employment contract, increase the rate of compensation (including bonus compensation) payable or to become payable by it to any officer or any other executive employee or make any general increase in the compensation or rate of compensation (including bonus compensation) payable or to become payable to hourly employees or salaried employees or amend the terms of any stock option or other equity award; or (v) except in the ordinary course of business and as required by the Plans, accrue or pay to any of its officers or employees any bonus, profit-sharing, retirement pay, insurance, death benefit, fringe benefit or other compensation;
(d) use commercially reasonable efforts to obtain in writing as promptly as possible all Required Consents;

(e) (i) comply in all material respects with all applicable Laws, (ii) perform all of its Liabilities without Default, including all obligations under any Contract or license, (iii) maintain its corporate existence in good standing in the jurisdiction of its incorporation and its due qualification in good standing in all jurisdictions in which it is so qualified and (iv) maintain all of its books and records in the ordinary course of business;
(f) not (i) make any change in the Company’s Charter Documents or the Company’s authorized, issued or outstanding capital shares, (ii) grant any options or other rights to acquire, whether directly or contingently, any of the Company’s capital shares, (iii) issue or sell any shares of the Company’s capital stock, (iv) except for daily cash distributions from the Company to the Sole Stockholder in the ordinary course of business, declare, set aside or pay any dividend or make any other distribution in respect of the Company’s capital shares or directly or indirectly redeem, retire, purchase or otherwise reacquire any of the Company’s shares of capital stock, (v) enter into any type of transaction with any of the Company’s Affiliates, or (vi) sell, rent, lease or otherwise dispose of any of Assets, except in the ordinary course of business;
(g) not (i) except in the ordinary course of business, incur any Indebtedness, (ii) make any capital expenditures or commitments for capital expenditures or enter into any capital leases that when aggregated with all capital expenditures or commitments incurred or capital leases entered into since the Balance Sheet Date exceed $25,000, or (iii) create or suffer to exist any Liens, other than Permitted Liens;
(h) at their own expense, use commercially reasonable efforts to maintain in all material respects (i) all of the properties used or useful in the Business in substantially the same condition as on the date hereof, normal wear and tear excepted, and (ii) all insurance covering the Business, employees and Assets in full force and effect comparable in amount, scope and coverage to that in effect on the date hereof;
(i) not take any action to accelerate the collection of any Accounts Receivable or to delay the payment of any accounts payable of the Company outside the ordinary course of business;
(j) maintain in all material respects the Company’s current assets and current liabilities in the ordinary course of business;
(k) not adopt, terminate, amend, extend, or otherwise change any Plans without the prior written consent of the Purchaser;
(l) not make, cause to be made, or agree to make any contribution, award, or payment under, any Plans, except at the time and to the extent required by the written terms thereof; or
(m) pay, accrue or adequately reserve for in accordance with GAAP all benefits accrued under any Plan, withhold and transfer to the appropriate Plan all monies withheld from employee paychecks, or received from Company participants with respect to the Plans and perform in all material respects all of its obligations in accordance with all applicable Laws and the terms of the Plans.
6.4 Update of Seller Disclosure Letter. Prior to the Closing, the Seller Parties shall promptly disclose to the Purchaser in writing any information set forth in the Seller Disclosure Letter which has become inaccurate and any information of the nature of that set forth in the Seller Disclosure Letter which arises after the date hereof and which would have been required to be included in the Seller Disclosure Letter if such information had existed on the date hereof. Such disclosure shall not limit or affect any of the Purchaser’s rights hereunder (including any right to indemnification hereunder) for or with respect to any breach or inaccuracy of any representation or warranty by a Seller Party or a Seller Party’s failure to fulfill any covenant, agreement or condition contained in this Agreement, and such disclosure shall not have the effect of curing a breach or inaccuracy of any representation or warranty for the purposes of satisfying a condition precedent to the Closing of the Transactions contemplated hereby for purposes of Article 8.

6.5 Telephone Service and Internet Access. The Company shall take such commercially reasonable actions prior to the Closing as shall be necessary in order for all telephone numbers and Company Web Sites, e-mail addresses and other electronic communication systems, currently used in connection with the Business to remain in operation for continued use by the Company following the Closing.
6.6 Plans. The Company shall adopt a resolution terminating the Company’s participation in the Omaha World-Herald Company 401(k) Plan (the “401(k) Plan”) effective as of or immediately prior to the Closing Date. No later than three Business Days prior to the Closing Date, the Company shall provide the Purchaser with evidence that the Company’s participation in the 401(k) Plan has been terminated as of the Closing Date and shall also take such other actions in furtherance of terminating the Company’s participation in the 401(k) Plan as the Purchaser may reasonably require.
6.7 280G Matters. The Company shall seek the necessary stockholder approval of any payments or benefits under any Plan or other Contract which would be an “excess parachute payment” under Section 280G of the Code as a result of the transactions contemplated by this Agreement; provided that any communications to the stockholders regarding such approval shall be made available to the Purchaser and the Purchaser shall have the right to review and approve (which approval shall not be unreasonably withheld) such communications before distribution to the stockholders. The Company shall deliver to the Purchaser prior to the Closing reasonable evidence that either (a) the necessary stockholder approval was solicited in conformance with Section 280G of the Code and obtained with respect to any payments and/or benefits that were subject to the stockholder approval, or (b) such stockholder approval was not obtained and, as a consequence, such “excess parachute payments” shall not be made or provided, as authorized under the waivers of such payments and/or benefits that were executed by all of the affected individuals.
6.8 Financial Statement Audit. The Seller Parties shall engage KPMG to audit the financial statements of the Company for 2009 (the “Financial Statement Audit”) and to perform a review for the stub period from December 28, 2009 through March 31, 2010. Purchaser shall reimburse the Sole Stockholder and its Affiliates up to $45,000 for the cost of the work performed by KPMG.
7. Other Covenants.
7.1 Consents, Further Assurances. Consistent with the terms and conditions hereof, each Party will use its reasonable best efforts to execute and deliver such other documents and take such other actions as reasonably requested by the other party to fulfill the conditions precedent to the obligation of the other party to consummate the purchase and sale of the Shares, or as the other Party may reasonably request in order to carry out this Agreement and the Transactions. The Sole Stockholder shall use its reasonable best efforts and will cooperate with Purchaser to the extent reasonably necessary to obtain all consents, approvals and waivers, if any, from third parties required to consummate the Transactions.

7.2 Covenant Not to Compete. No Restricted Party (defined below) shall, at any time within the Restricted Period (defined below), directly or indirectly, engage in, or have any equity interest in any entity that engages within the Restricted Territory (defined below) in any of the Restricted Business Activities (defined below) in which the Company has been actively engaged in the last 12 months immediately preceding the Closing Date. The term “Restricted Business Activities” means data storage, data management, data analysis and updating of databases and services related thereto. The term “Restricted Party” means the Sole Stockholder and any Affiliate that the Sole Stockholder controls. The term “Restricted Period” means the 5 year period following the Closing Date. The term “Restricted Territory” means the area comprising the continental United States. In the event of Litigation involving this Agreement, if a court of competent jurisdiction determines that the scope of this Section 7.2 is too broad in any respect, then the scope shall be deemed to be reduced or narrowed to such scope as is found lawful and reasonable by such court. The Sole Stockholder hereby acknowledges that this Section 7.2 has been negotiated by the Parties and that the geographical and time limitations, as well as the limitation on activities, are reasonable in light of the circumstances pertaining to the Company and the Business. Notwithstanding the foregoing, and provided that such activities do not interfere with the fulfillment of the Sole Stockholder’s obligations, the Sole Stockholder may acquire solely as an investment not more than 5% of any class of securities of any entity that has a class of securities registered pursuant to the Exchange Act so long as the Sole Stockholder remains a passive investor in such entity. The provisions of this Section 7.2 or Sections 7.3 or 7.4 notwithstanding, the Purchaser acknowledges and agrees that (a) the Restricted Parties currently provide clients with (i) address hygiene, postal optimization and related list services, (ii) laser, inkjet and commercial printing services, (iii) letter-shop and related fulfillments services, (iv) mail tracking and related services (collectively, the “Non-Restricted Business”), and (b) no provision of this Section 7.2 or of Sections 7.3 or 7.4 shall be deemed to restrict or otherwise limit the Restricted Parties’ right to carry on the Non-Restricted Business.
7.3 Confidential Information. The Sole Stockholder shall not divulge, communicate or use in any way, any Confidential Information of the Company or the Business without the prior written consent of the Purchaser.
7.4 Nonsolicitation. During the Restricted Period, the Sole Stockholder shall not directly or indirectly, call on or solicit for the purpose of selling the services offered by the Company during the 5 year period prior to the Closing Date, or divert or take away from the Company (including, by divulging to any competitor of the Company or the Purchaser the name of), any Person, who or which at the Closing Date was, or at any time during the 12-month period prior to the Closing Date had been, a customer of the Company or whose identity is known to the Sole Stockholder at the Closing Date as one whom the Company intends to solicit within the succeeding year.
7.5 Hiring of Employees. During the Restricted Period, the Sole Stockholder shall not directly or indirectly, solicit for employment, or hire or offer employment to, (a) any (i) management-level employee of the Company, (ii) employee of the Company involved in the development of Intellectual Property, or (iii) employee of the Company responsible for customer account management, in each case whose employment is continued by the Company or the Purchaser after the Closing Date unless the Company or the Purchaser first terminates the employment of such employee, or (b) any employee of the type referenced in the foregoing subsections (a)(i), (ii) or (iii) who at any time during the 180-day period prior to the Closing was an employee of the Company; provided, however, that general solicitations of employment published in a journal, newspaper or other publication of general circulation or listed on any internet job site and not specifically directed towards such employees shall not be deemed to constitute solicitation for purposes of this Section 7.5.
7.6 Affiliates. To the extent that any Restricted Party is not a party to this Agreement, the terms of Sections 7.2, 7.3, 7.4 and 7.5 shall apply to such Restricted Party as if he, she or it were a party hereto, and the Sole Stockholder shall take whatever reasonable actions may be necessary to cause any such Restricted Party to adhere to the terms of Sections 7.2, 7.3, 7.4, 7.5 and 7.6.

7.7 Injunctive Relief. Each of the Restricted Parties hereby expressly acknowledges that it would be extremely difficult to measure the damages that might result from any breach of Sections 7.2, 7.3, 7.4, 7.5 or 7.6 and that any such breach would cause irreparable damage for which money damages could not adequately compensate. In the event of any breach or threatened breach by any Restricted Party of any of the provisions contained in Sections 7.2, 7.3, 7.4, 7.5 or 7.6, the Purchaser, without the posting of a bond, shall be entitled to injunctive or other equitable relief, restraining such Restricted Party from using or disclosing any Confidential Information of the Company or the Business in whole or in part in violation of the terms hereof, or from engaging in conduct that would constitute a breach of the obligations of a Restricted Party contained in such Sections. Such relief shall be in addition to and not in lieu of any other remedies that may be available, including an action for the recovery of Damages.
7.8 Tax Matters. The following provisions shall govern the allocation of responsibility as between the Purchaser and the Sole Stockholder for certain Tax matters:
(a) Consolidated Returns. Omaha World-Herald Company or the Sole Stockholder shall, in good faith and in a manner consistent with past practice (except as otherwise required by Law), prepare and file, or cause to be prepared and filed, in a manner consistent with past practice all consolidated, unitary or combined Income Tax Returns of Omaha World-Herald Company or the Sole Stockholder that include the operations of the Company and shall timely pay all Taxes shown as due on such Tax Returns. At the request of the Purchaser, the Sole Stockholder shall provide the Purchaser with a copy of the portions of such Tax Returns that relate to the Company.
(b) Separate Company Pre-Closing Tax Period Returns. The Purchaser shall prepare or cause to be prepared and file or cause to be filed in a timely manner all Tax Returns for the Company for all periods ending on or prior to the Closing Date which are required to be filed after the Closing Date and the Sole Stockholder shall pay all Taxes reflected on such Tax Returns or due for periods covered by such Tax Returns (except to the extent such Taxes were included in the calculation of, and resulted in a decrease to, Net Working Capital). The Purchaser shall permit the Sole Stockholder to review and comment (within three Business Days of the Sole Stockholder receipt of such Tax Return) on each such Tax Return described in the preceding sentence prior to filing, and shall make such revisions to such Tax Returns as are reasonably requested by the Sole Stockholder. The Sole Stockholder shall submit to the Purchaser within five Business Days of the Sole Stockholder receipt of such Tax Returns a check in an amount equal to all Taxes required to be paid by the Sole Stockholder pursuant to this Section 7.8(b) (subject to the Sole Stockholder review and comment as set forth in the preceding sentence) payable to the appropriate Tax Authority.
(c) Separate Company Straddle Returns. The Purchaser shall prepare or cause to be prepared in a manner consistent with past practice (except as otherwise required by Law) or file or cause to be filed any Tax Returns of the Company for periods which begin before the Closing Date and end after the Closing Date (a “Straddle Period”).
(i) For all purposes of this Agreement, Taxes arising in a Straddle Period shall be allocated among the Pre-Closing Period and Post-Closing Period as follows:
(A) In the case of Taxes arising in a Straddle Period, except as provided in Section 7.8(c)(i)(2), the allocation of such Taxes between the Pre-Closing Period and the Post-Closing Period shall be made on the basis of an interim closing of the books as of the end of the Closing Date.

(B) In the case of any Taxes that are imposed on a periodic basis and are payable for a Straddle Period, the portion of such Taxes which relates to the Pre-Closing Period shall, in the case of any Taxes other than Taxes based upon or related to income or receipts, or franchise Taxes, or Taxes based on capitalization, debt or shares of stock authorized, issued or outstanding, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Period and the denominator of which is the number of days in the entire Straddle Period.
(ii) With respect to any Tax Return required to be filed by the Purchaser for a Straddle Period, the Purchaser shall deliver, at least ten days prior to the due date for the filing of such Tax Return (taking into account extensions), to the Sole Stockholder a statement setting forth the amount of Taxes that relate to the Pre-Closing Period and copies of such Tax Return. The Sole Stockholder shall pay to the Purchaser within five Business Days of the receipt of such statement, the amount of Taxes shown on such statement as attributable to the Pre-Closing Period portion of the relevant Straddle Periods (except to the extent such Taxes were included in the calculation of, and resulted in a decrease to, Net Working Capital).
(d) Cooperation on Tax Matters.
(i) The Parties shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 7.8 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Sole Stockholder shall (A) retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Purchaser or the Sole Stockholder, any extensions thereof) of the respective taxable periods, and to abide by all record retention Contracts entered into with any Tax Authority, and (B) give the Purchaser reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the Purchaser so requests, the Sole Stockholder shall allow the other party to take possession of such books and records.
(ii) The Purchaser and the Sole Stockholder shall, upon request, use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Body or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the Transactions).
(e) Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest), if any, incurred in connection with this Agreement shall be paid by the Sole Stockholder when due, and the Sole Stockholder will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, if any, and, if required by applicable Law, the Purchaser will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.
(f) Tax Sharing Agreements. On the Closing Date, all Tax sharing agreements and indemnity arrangements between (a) the Company, and (b) the Sole Stockholder or any other Person shall be terminated effective as of the Closing and have no further effect for any taxable year or period (whether a past, present, or future year or period), and no additional payments shall be made thereunder with respect to any period after the Closing Date in respect of the redetermination of Tax liabilities or otherwise.

7.9 Conduct of the Business Following the Closing. Following the Closing, the Purchaser, in its capacity as the sole stockholder of the Company, shall be entitled to conduct the Business in such manner in its sole discretion as it may deem appropriate from time to time.
7.10 Uncollected Accounts Receivable. During the 180 days immediately following the Closing Date, the Purchaser shall endeavor to collect the Accounts Receivable of the Company as reflected on the Closing Balance Sheet in the ordinary course of business consistent with the Purchaser’s past practices. If, during the 365 days after the Closing Date, the Purchaser collects amounts of Accounts Receivable for which a reserve or allowance for doubtful accounts was established and set forth on the Closing Balance Sheet, or for which the Purchaser was indemnified by the Sole Stockholder for a claim under Section 10(a) hereof, then, within 7 Business Days of such collection, the Purchaser shall pay such amounts to the Sole Stockholder by wire transfer of immediately available funds. All payments on Accounts Receivable received after the Closing Date by the Company or the Purchaser, or by the Sole Stockholder on behalf of the Company, which payments shall be remitted by the Sole Stockholder to the Company, shall be allocated to the oldest Account Receivable.
8. Conditions Precedent to Obligations of the Purchaser. All obligations of the Purchaser to consummate the Transactions are subject to the satisfaction (or waiver by the Purchaser) prior thereto of each of the following conditions, but any particular condition that requires action by the Purchaser shall not constitute a condition to the obligation of the Purchaser:
8.1 Required Consents. The Purchaser shall have received the Required Consents without any modification that the Purchaser reasonably deems unacceptable.
8.2 Transaction Documents. The Purchaser shall have received from the Seller Parties executed copies or counterparts of the respective Transaction Documents to which the Seller Parties are parties.
8.3 Representations and Warranties; Performance of Obligations. All of the representations and warranties of the Seller Parties contained in this Agreement that are not qualified by reference to materiality or Material Adverse Effect shall have been true, correct and complete in all material respects when made on the date of this Agreement and shall be true, correct and complete in all material respects on and as of the Closing Date (except for representations and warranties which speak of a specific date which need only be true, correct and complete in all material respects as of such dates) as though such representations and warranties had been made on and as of such date, and all of the representations and warranties of the Seller Parties contained in this Agreement that are qualified by reference to materiality or Material Adverse Effect shall have been true, correct and complete in all respects when made on the date of this Agreement and shall be true, correct and complete in all respects on and as of the Closing Date (except for representations and warranties which speak of a specific date which need only be true, correct and complete in all respects as of such dates) as though such representations and warranties had been made on and as of such date; all of the terms, covenants, agreements and conditions of this Agreement to be complied with, performed or satisfied by the Seller Parties on or before the Closing Date shall have been duly complied with, performed or satisfied; and the Purchaser shall have received (a) a certificate dated the Closing Date and signed by the Chief Executive Officer of each Seller Party to the foregoing effects (the “Officer’s Certificate”).
8.4 Material Adverse Changes. Since the date hereof, there shall have been no Material Adverse Effect, and there shall be no conditions existing or, to the Sole Stockholder’s Knowledge, threatened, which would reasonably be expected to have a Material Adverse Effect, and the Purchaser shall have received a certificate signed by the Chief Executive Officer of the Company to the foregoing effects.

8.5 Legal Matters. No claim, action, suit, arbitration, investigation or other proceeding shall be pending or shall have been brought or threatened against any Seller Party which seeks to restrain or questions the validity or legality of the Transactions.
8.6 Director and Officer Resignations. The Purchaser shall have received the Written Resignations.
8.7 Key Employees. The Purchaser shall have received for each Key Employee offer letters for employment with the Company following Closing, duly executed by such Key Employee and remaining in full force and effect.
8.8 Financial Statement Audit. KPMG shall have completed the Financial Statement Audit.
9. Conditions Precedent to Obligations of the Seller Parties. All obligations of the Seller Parties to consummate the Transactions are subject to the satisfaction (or waiver by each Seller Party to which the condition relates) prior thereto of each of the following conditions, but any particular condition that requires action by any Seller Party shall not constitute a condition to the obligations of such Seller Party:
9.1 Transaction Documents. The Seller Parties shall have received from the Purchaser executed copies or counterparts of the respective Transaction Documents to which the Purchaser is a party.
9.2 Representations and Warranties; Performance of Obligations. All of the representations and warranties of the Purchaser contained in this Agreement that are not qualified by reference to materiality shall have been true, correct and complete in all material respects when made on the date of this Agreement and shall be true, correct and complete in all material respects on and as of the Closing Date (except for representations and warranties which speak of a specific date which need only be true, correct and complete in all material respects as of such dates) as though such representations and warranties had been made on and as of such date, and all of the representations and warranties of the Purchaser contained in this Agreement that are qualified by reference to materiality shall have been true, correct and complete in all respects when made on the date of this Agreement and shall be true, correct and complete in all respects on and as of the Closing Date (except for representations and warranties which speak of a specific date which need only be true, correct and complete in all respects as of such dates) as though such representations and warranties had been made on and as of such date; all of the terms, covenants, agreements and conditions of this Agreement to be complied with, performed or satisfied by the Purchaser on or before the Closing Date shall have been duly complied with, performed or satisfied; and the Seller Parties shall have received a certificate dated the Closing Date and signed by an appropriate officer of the Purchaser to the foregoing effects (the “Purchaser Officer’s Certificate”).
10. Indemnification.
10.1 By the Sole Stockholder. To the extent provided in this Article 10, prior to the Closing, the Seller Parties jointly and severally, and following the Closing, the Sole Stockholder, shall indemnify and hold the Purchaser and its Affiliates, and their respective successors and assigns, and each of their respective officers, directors, employees, stockholders, agents, Affiliates and any Person who controls the Purchaser within the meaning of the Securities Act or the Exchange Act (each, an “Indemnified Purchaser Party”) harmless from and against:
(a) any Liabilities, claims, demands, judgments, losses, costs, damages or expenses whatsoever (including reasonable attorneys’, consultants’ and other professional fees and disbursements of every kind, nature and description incurred by such Indemnified Purchaser Party in connection therewith) (collectively, “Damages”) that such Indemnified Purchaser Party may sustain, suffer or incur and that result from, arise out of or relate to:
(i) any breach or inaccuracy of any representation or warranty of the Sole Stockholder or the Company in the Transaction Documents;

(ii) any nonfulfillment of any covenant or agreement on the part of the Sole Stockholder or its Affiliates set forth in the Transaction Documents;
(iii) a stockholder or former stockholder of the Company, or any other Person, seeking to assert: (A) ownership or rights of ownership of any shares of the Company’s capital stock or other securities issued by the Company prior to the Closing Date; (B) any rights under the Company’s Charter Documents prior to the Closing Date; or (C) any claim that his, her or its shares of Company capital stock were wrongfully repurchased by the Company or improperly issued or authorized prior to the Closing Date;
(iv) except to the extent included in the calculation of, and resulting in a decrease to, Net Working Capital or already paid by the Sole Stockholder to the Purchaser pursuant to Section 7.8(b) or Section 7.8(c):
(A) any Tax imposed on or relating to the Company with respect to any Pre-Closing Period;
(B) any Tax of the Sole Stockholder or any affiliated group of corporations of which the Company (or any predecessor) is or was a member pursuant to Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local, or foreign Law);
(C) any Tax attributable to the obligation of the Company to pay the Taxes of another Person as a transferee or successor, by contract, or otherwise; and
(D) any Tax or Liability arising directly or indirectly from a breach or inaccuracy of a representation or warranty set forth in Section 4.9, or covenant set forth in Section 7.8;
(v) any Liability of the Company owing to the Sole Stockholder;
(vi) any breach by any officer or director of the Company of any fiduciary duty owed by such officer or director to the Sole Stockholder, which breach occurred prior to, in connection with or as a result of the Closing and the Transactions;
(vii) the Business or Assets of the Company prior to or on the Closing Date, or out of the actions or omissions of the Company’s directors, officers, Sole Stockholder, employees, contractors, consultants or agents prior to or on the Closing Date (except to the extent reflected as a current Liability on the Company’s Closing Balance Sheet);
(viii) any Transaction Expense to the extent the Company has any Liability therefor;
(ix) any Closing Indebtedness not paid at the Closing or not reflected as an adjustment to the Final Purchase Price pursuant to Section 2.5; and

(b) any and all actions, suits, claims, proceedings, investigations, allegations, demands, assessments, audits, fines, judgments, costs and other expenses (including reasonable attorneys’ fees and expenses) incident to any of the foregoing or to the enforcement of this Section 10.1.
10.2 By the Purchaser. From and after the Closing Date, to the extent provided in this Article 10, the Purchaser shall indemnify and hold the Sole Stockholder and its Affiliates, and their respective successors and assigns and each of their respective officers, directors, employees, stockholders, agents, Affiliates, and any Person who controls the Sole Stockholder within the meaning of the Securities Act or the Exchange Act (each, an “Indemnified Seller Party”) harmless from and against:
(a) any Damages that such Indemnified Seller Party may sustain, suffer or incur and that result from, arise out of or relate to:
(i) any breach or inaccuracy of any representation or warranty of the Purchaser in the Transaction Documents;
(ii) any nonfulfillment of any covenant or agreement on the part of the Purchaser set forth in the Transaction Documents;
(iii) the Business or Assets of the Company after the Closing Date, to the extent attributable to the actions or omissions of the Company’s directors, officers, stockholders, employees, contractors, consultants or agents after the Closing Date and not based upon the unchanged continuation of the Company’s pre-Closing practices for a period of up to 365 days after the Closing Date (unless such practices are set forth in the Seller Disclosure Letter in which case the provisions of this Section 10.2(a)(iii) shall apply);
(iv) any Tax imposed on or relating to the Company with respect to any Post-Closing Period; and
(v) any Tax or Liability arising directly or indirectly from a breach of the covenant set forth in Section 7.8;
(b) any and all actions, suits, claims, proceedings, investigations, allegations, demands, assessments, audits, fines, judgments, costs and other expenses (including reasonable attorneys’ fees and expenses) incident to any of the foregoing or to the enforcement of this Section 10.2.
10.3 Procedure for Claims.
(a) An Indemnified Purchaser Party or an Indemnified Seller Party that desires to seek indemnification under any part of this Article 10 (each, an “Indemnified Party”) shall give notice (a “Claim Notice”) to each party responsible or alleged to be responsible for indemnification hereunder (an “Indemnitor”) prior to any applicable Expiration Date specified below. Such notice shall briefly explain the nature of the claim and the parties known to be involved, and shall specify the amount thereof. If the matter to which a claim relates shall not have been resolved as of the date of the Claim Notice, the Indemnified Party shall estimate the amount of the claim in the Claim Notice, but also specify therein that the claim has not yet been liquidated (an “Unliquidated Claim”). If an Indemnified Party gives a Claim Notice for an Unliquidated Claim, the Indemnified Party shall also give a second Claim Notice (the “Liquidated Claim Notice”) within 15 days after the matter giving rise to the claim becomes finally resolved, and the Liquidated Claim Notice shall specify the amount of the claim. Each Indemnitor to which a Claim Notice is given shall respond to any Indemnified Party that has given a Claim Notice (a “Claim Response”) within 20 days (the “Response Period”) after the later of (i) the date that the Claim Notice is given and (ii) if a Claim Notice is first given with respect to an Unliquidated Claim, the date on which the Liquidated Claim Notice is given. Any Claim Notice or Claim Response shall be given in accordance with the notice requirements hereunder, and any Claim Response shall specify whether or not the Indemnitor giving the Claim Response disputes the claim described in the Claim Notice. If any Indemnitor fails to give a Claim Response within the Response Period, such Indemnitor shall be deemed not to dispute the claim described in the related Claim Notice. If any Indemnitor elects not to dispute a claim described in a Claim Notice, whether by failing to give a timely Claim Response or otherwise, then the amount of such claim shall be conclusively deemed to be an obligation of such Indemnitor.

(b) If any Indemnitor shall be obligated to indemnify an Indemnified Party hereunder, such Indemnitor shall pay to such Indemnified Party within 30 days after the last day of the Response Period the amount to which such Indemnified Party shall be entitled. If any Indemnitor fails to pay all or part of any indemnification obligation when due, then such Indemnitor shall also be obligated to pay to the applicable Indemnified Party interest on the unpaid amount for each day during which the obligation remains unpaid at an annual rate equal to the Prime Rate, and the Prime Rate in effect on the first Business Day of each calendar quarter shall apply to the amount of the unpaid obligation during such calendar quarter. If the Indemnified Party shall be an Indemnified Purchaser Party, it shall first seek payment of the Damages to which it is entitled under this Article 10 from the Escrow Funds, but only to the extent that Escrow Funds are then being held by the Escrow Agent and are not subject to other claims for indemnification; provided, that if the amount of the Escrow Funds available for payment of Damages is less than the amount of Damages to which such Indemnified Purchaser Party is entitled, then, subject to the limitations contained in this Article 10, the Purchaser Party shall have the right to seek payment of such Damages from (i) the Escrow Funds to the extent available and (ii) directly from the Sole Stockholder for the remainder of such Damages in excess of the Escrow Funds. If there shall be a dispute as to the amount or manner of indemnification under this Article 10, the Indemnified Party and the Indemnitor may each pursue whatever legal remedies may be available to enforce its rights under this Agreement.
(c) If the Indemnified Party is an Indemnified Purchaser Party and, pursuant to Section 10.3(b), such Indemnified Purchaser Party is obligated to seek any portion of the funds to which such Indemnified Purchaser Party is entitled from the Escrow Funds, then, within three Business Days from the date on which it is finally determined that such Indemnified Purchaser Party became entitled to such funds, Purchaser and the Sole Stockholder shall provide joint written instructions to the Escrow Agent as to (i) the amount of funds, if any, to be disbursed from the Escrow Funds, and (ii) instructions as to the manner in which such funds shall be disbursed by the Escrow Agent.
(d) Except as set forth below, an Indemnified Party shall be entitled to indemnification with respect to inaccuracy of any other representation or warranty made hereunder only when the aggregate of all Damages actually incurred by such Indemnified Party exceeds $ [The confidential material contained herein has been omitted and has been separately filed with the Commission.] (the “Deductible Amount”) and then such Indemnified Party shall be entitled to indemnification for [The confidential material contained herein has been omitted and has been separately filed with the Commission.]. In no event shall the Sole Stockholder be obligated to indemnify the Purchaser under Section 10.1(a) for amounts in excess of the Escrow Amount (the “Cap”). Notwithstanding the foregoing, neither the Deductible Amount nor the Cap shall apply to [The confidential material contained herein has been omitted and has been separately filed with the Commission.].
(e) For purposes of [The confidential material contained herein has been omitted and has been separately filed with the Commission.], Damages shall be calculated without regard and without giving effect to any materiality, material adverse effect or similar qualification, and Knowledge or similar qualification contained in any representation, warranty, covenant or agreement.

(f) To the extent an Indemnified Party actually receives insurance proceeds for Damages for which a claim under this Article 10 has be made and for which such Indemnified Party has been indemnified by, and actually received payment from, an Indemnitor, then, within 7 Business Days of receipt of such insurance proceeds, such Indemnified Party shall pay the amount of such insurance proceeds to the Indemnitor by wire transfer of immediately available funds (it being understood that an Indemnified Party shall not have any obligation to submit claims to insurance carriers or to collect insurance proceeds).
10.4 Claims Period. Any claim for indemnification under this Article 10 shall be made by giving a Claim Notice under Section 10.3 on or before the applicable “Expiration Date” specified below in this Section 10.4, or the claim under this Article 10 shall be invalid. “Expiration Date” means:
(a) 30 days following the date on which the applicable statute of limitations expires (with applicable extensions, if any) with respect to any claim for Damages related to (i) a breach of any covenant or agreement (other than the covenants and agreements in [The confidential material contained herein has been omitted and has been separately filed with the Commission.], which shall expire at the end of the Restrictive Period) to be performed at least in part after the Closing Date, (ii) a breach of any representations or warranties of a Party that were [The confidential material contained herein has been omitted and has been separately filed with the Commission.], or (iii) Excepted Representations other than those set forth in [The confidential material contained herein has been omitted and has been separately filed with the Commission.];
(b) for any breach of a representation or warranty set forth in [The confidential material contained herein has been omitted and has been separately filed with the Commission.], without limitation; and
(c) for all other claims, the first day following the date that is [The confidential material contained herein has been omitted and has been separately filed with the Commission.] after the Closing Date.
So long as an Indemnified Party gives a Claim Notice for an Unliquidated Claim on or before the applicable Expiration Date, such Indemnified Party shall be entitled to pursue its rights to indemnification regardless of the date on which such Indemnified Party gives the related Liquidated Claim Notice.
10.5 Third Party Claims. An Indemnified Party that desires to seek indemnification under any part of this Article 10 with respect to any actions, suits or other administrative or judicial proceedings (each, an “Action”) that may be instituted by a third party shall give each Indemnitor prompt notice of a third party’s institution of such Action. After such notice, any Indemnitor may, or if so requested by such Indemnified Party, any Indemnitor shall, participate in such Action or assume the defense thereof, with counsel satisfactory to such Indemnified Party; provided, however, that such Indemnified Party shall have the right to participate at its own expense in the defense of such Action; and provided, further, that the Indemnitor shall not consent to the entry of any judgment or enter into any settlement, except with the written consent of such Indemnified Party (which consent shall not be unreasonably withheld). Any failure to give prompt notice under this Section 10.5 shall not bar an Indemnified Party’s right to claim indemnification under this Article 10, except to the extent that an Indemnitor shall have been materially harmed or the rights of an Indemnitor shall have been materially prejudiced by such failure.

10.6 Effect of Investigation or Knowledge. Any claim by the Purchaser for indemnification shall not be adversely affected by any investigation by or opportunity to investigate afforded to the Purchaser, nor shall such a claim be adversely affected by the Purchaser’s Knowledge on or before the Closing Date of any breach of the type specified in the first sentence of Section 10.1 or of any state of facts that may give rise to such a breach; any such claim shall survive the Closing until the applicable Expiration Date. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not adversely affect the right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants or obligations.
10.7 Survival Period. All of the representations and warranties made by each Party in this Agreement or in any Transaction Document shall survive until the relevant Expiration Date set forth in Section 10.4.
10.8 No Contribution/Indemnification. The Sole Stockholder shall not seek, nor will it be entitled to, contribution from, or indemnification by, the Company, under the Company’s Charter Documents, this Agreement, applicable corporate Laws or other Laws or otherwise, in respect of amounts due from the Sole Stockholder to an Indemnified Purchaser Party under this Article 10 or otherwise under this Agreement, and the Sole Stockholder will hold the Company and the Indemnified Purchaser Parties harmless in respect of all such amounts and shall not seek to join the Company in connection with any suit arising under this Agreement.
10.9 Contingent Claims. Nothing herein shall be deemed to prevent an Indemnified Party from making a claim hereunder for potential or contingent claims or demands (a “Contingent Claim”); provided that the Claim Notice sets forth the specific basis for any such Contingent Claim to the extent then feasible and the Indemnified Party has reasonable grounds to believe that such a claim may be made.
11. Public Announcements. The Sole Stockholder and the Purchaser will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the Transactions and, except as may be required by applicable Law or any applicable stock exchange regulations, the Sole Stockholder and the Purchaser will not issue any such press release or make any such public statement without the consent of the other Parties, except that any Party may make any public disclosure it believes in good faith is required to do so by applicable Law or pursuant to any listing agreement with any national securities exchange or stock market (in which case the Party required to make the disclosure shall consult with the other Parties and allow the other Parties reasonable time to comment thereon prior to issuance or release).
12. General Matters.
12.1 Contents of Agreement. This Agreement, together with the other Transaction Documents, sets forth the entire understanding of the Parties with respect to the Transactions and supersedes all prior agreements or understandings among the Parties regarding those matters.
12.2 Amendment, Parties in Interest, Assignment, Etc. This Agreement may be amended, modified or supplemented only by a written instrument duly executed by each of the Parties. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, legal representatives, successors and permitted assigns of the Parties. Nothing in this Agreement shall confer any rights upon any Person other than the Parties and their respective heirs, legal representatives, successors and permitted assigns, except as provided in Article 10. No Party shall assign this Agreement or any right, benefit or obligation hereunder. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by a written instrument duly executed by such Party. Neither the failure nor the delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege shall preclude any other or further exercise of any such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable Law, (a) no waiver that may be given by a Party shall be applicable except in the specific instance for which it was given and (b) no notice to or demand on one party shall be deemed to be a waiver of any obligation of such Party or the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the other Transaction Documents.
12.3 Further Assurances. At and after the Closing, the Parties shall execute and deliver any and all documents and take any and all other actions that may be deemed reasonably necessary by their respective counsel to complete the Transactions.
12.4 Interpretation. Unless the context of this Agreement clearly requires otherwise, (a) references to the plural include the singular, the singular the plural, the part the whole, (b) references to any gender include all genders, (c) “including” has the inclusive meaning frequently identified with the phrase “but not limited to” and (d) references to “hereunder” or “herein” relate to this Agreement. Any determination as to whether a situation is material shall be made by taking into account the effect of all other provisions of this Agreement that contain a qualification with respect to materiality so that the determination is made after assessing the aggregate effect of all such situations. The section and other headings contained in this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation thereof in any respect. Article, section, subsection, schedule and exhibit references are to this Agreement unless otherwise specified. Each accounting term used herein that is not specifically defined herein shall have the meaning given to it under GAAP. Any reference to a Party’s being satisfied with any particular item or to a Party’s determination of a particular item presumes that such standard will not be achieved unless such Party shall be satisfied or shall have made such determination in its sole or complete discretion.
12.5 Counterparts. This Agreement may be executed in two or more counterparts (delivery of which may occur via facsimile), each of which shall be binding as of the date first written above, and, when delivered, all of which shall constitute one and the same instrument. This Agreement and any Transaction Documents, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or as an attachment to an electronic mail message in “pdf” or similar format, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any Party or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No Party or to any such agreement or instrument shall raise the use of a facsimile machine or electronic mail attachment in “pdf” or similar format to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or as an attachment to an electronic mail message as a defense to the formation of a contract and each such party forever waives any such defense. A facsimile signature or electronically scanned copy of a signature shall constitute and shall be deemed to be sufficient evidence of a Party’s execution of this Agreement, without necessity of further proof. Each such copy shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.
12.6 Negotiated Agreement. The Parties hereby acknowledge that the terms and language of this Agreement were the result of negotiations among the Parties and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any particular party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

12.7 Severability. If any term or other provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced under any applicable Law in any particular respect or under any particular circumstances, then, so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party, (a) such term or provision shall nevertheless remain in full force and effect in all other respects and under all other circumstances, and (b) all other terms, conditions and provisions of this Agreement shall remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner so that the Transactions are fulfilled to the fullest extent possible.
13. Remedies. The indemnification provisions set forth in Article 10 are the exclusive post-Closing remedies with respect to the Liability for Damages of the Sole Stockholder or the Purchaser for the breach, inaccuracy or nonfulfillment of any representation, warranty or covenant contained in this Agreement, provided, however, that (a) nothing herein shall preclude any Party from seeking any remedy based upon fraud or willful or criminal misconduct and (b) nothing shall preclude the Purchaser from seeking any remedies available to it with respect to any breach of the covenants set forth in Sections 7.2, 7.3, 7.4, 7.5 and 7.6.
14. Notices.
All notices that are required or permitted hereunder shall be in writing and shall be sufficient if personally delivered or sent by registered or certified mail, facsimile message or Federal Express or other nationally recognized overnight delivery service. Any notices shall be deemed given upon the earlier of the date when received at, or the third day after the date when sent by registered or certified mail or the day after the date when sent by Federal Express or facsimile to, the address or facsimile number set forth below, unless such address or facsimile number is changed by notice to the other Parties:
If to the Sole Stockholder:
World Marketing, Inc.
1314 Douglas Street
Suite 1500
Omaha, NE 68102
Attn.: Scott Searl
FAX: 402-444-1544
with a required copy to:
Koley Jessen P.C., L.L.O.
One Pacific Place
Suite 800
1125 South 103rd Street
Omaha, NE 68124
Attn.: Matthew D. Maser
FAX: 402-390-9005

If to the Purchaser:
e-Dialog, Inc.
65 Network Drive
Burlington, MA 01803
Attn.: John E. MacPhee, Chief Financial Officer
FAX: 761-863-8118
with a required copy to:
GSI Commerce, Inc.
935 First Avenue
King of Prussia, PA 19406
Attn: Daniel Winters
FAX: 610-265-1730
and
Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, PA 19103-2921
Attn.: Michael N. Peterson
FAX: 215-963-5001
15. Governing Law.
This Agreement shall be construed and interpreted in accordance with the internal Laws of the State of Delaware without regard to any choice of Law or conflict of Law, choice of forum or provision, rule or principle (whether of the State of Delaware or any other jurisdiction) that might otherwise refer construction or interpretation of this Agreement to the substantive Law of another jurisdiction. The Parties hereby irrevocably (a) submit themselves to the non-exclusive jurisdiction of the state and federal courts sitting in the State of Delaware and (b) waive the right and shall not assert by way of motion, as a defense or otherwise in any action, suit or other legal proceeding brought in any such court, any claim that it is not subject to the jurisdiction of such court, that such action, suit or proceeding is brought in an inconvenient forum or that the venue of such action, suit or proceeding is improper. Each Party also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers in a manner permitted by the notice provisions of Article 14. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

16. General Release.
In consideration of the Purchase Price to be received by the undersigned Sole Stockholder, the undersigned Sole Stockholder, for itself and its Affiliates (collectively, the “Releasors”), hereby forever fully and irrevocably releases and discharges the Company, the Purchaser and each of their respective Affiliates, and each of their respective directors, officers, employees, consultants, contractors, agents, stockholders and representatives (collectively, the “Released Parties”) from any and all Damages of any kind whatsoever and causes of action of every kind and nature (including claims for Damages) which the Releasors can, shall or may have against the Released Parties related to or arising from any relationship any Releasor currently has or may have had with any of the Released Parties, whether known or unknown, suspected or unsuspected, unanticipated as well as anticipated and that now exist or may hereafter accrue based on matters now unknown as well as known from the beginning of the world to the time of the Closing (collectively, the “Released Claims”); provided, however, that the Seller Parties do not release the Purchaser from, and the Released Claims shall not be deemed to include, any of the Purchaser’s indemnification obligations arising under Article 10 and the Seller Parties do not release the officers or employees of the Company from claims for the fraud or illegal conduct of any officer or employee prior to the Closing. The Releasors hereby irrevocably agree to refrain from directly or indirectly asserting any claim or demand or commencing (or causing to be commenced) any suit, action, or proceeding of any kind, in any court or before any tribunal, against any Released Party based upon any Released Claim. This release shall be effective only upon the Closing.
{Signature Pages to Follow}

[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]
IN WITNESS WHEREOF, this Agreement has been executed by the Parties as of the day and year first written above.

E-DIALOG, INC.,
By:	/s/ John E. MacPhee
	Name:	John E. MacPhee
	Title:	Chief Financial Officer

MBS INSIGHT, INC.,
By:	/s/ Richard Pane
	Name:	Richard Pane
	Title:	President

WORLD MARKETING, INC.,
By:	/s/ Richard Pane
	Name:	Richard Pane
	Title:	EVP